Exhibit 99

ITEM 6. SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts or unless otherwise noted)
	Years Ended March 31,
	2005	2004	2003	2002	2001
Operating Results (1)
Operating revenues	$ 1,570,700	$ 1,153,076	$ 803,146	$ 716,487	$ 575,053
Operating expenses	1,081,583	826,828	588,628	536,625	459,626
Operating income	489,117	326,248	214,518	179,862	115,427
Other income (expense)	(18,359)	(24,685)	(33,316)	(11,614)	42,653
Income from continuing operations before income tax provision	470,758	301,563	181,202	168,248	158,080
Income tax provision	175,334	114,223	67,888	67,530	66,296
Income from continuing operations	295,424	187,340	113,314	100,718	91,784
Income from discontinued operations, net of taxes	113,007	103,943	77,595	52,218	64,446
Gain on sale of discontinued operations, net of taxes	—	6,481	—	—	—
Net income	$ 408,431	$ 297,764	$ 190,909	$ 152,936	$ 156,230
Per Common Share (2)
Net income per share:
Basic
Income from continuing operations	$ 2.86	$ 1.87	$ 1.15	$ 1.03	$ 0.96
Income from discontinued operations	1.09	1.04	0.78	0.53	0.67
Gain on sale of discontinued operations	—	0.06	—	—	—
	$ 3.95	$ 2.97	$ 1.93	$ 1.56	$ 1.63
Diluted
Income from continuing operations	$ 2.56	$ 1.68	$ 1.07	$ 0.97	$ 0.90
Income from discontinued operations	0.97	0.91	0.71	0.48	0.63
Gain on sale of discontinued operations	—	0.06	—	—	—
	$ 3.53	$ 2.65	$ 1.78	$ 1.45	$ 1.53
Weighted average shares outstanding (in thousands):
Basic	103,428	100,292	99,002	97,816	95,690
Diluted	117,074	114,049	109,697	107,858	101,874
Dividends declared	$ .550	$ .373	$ .287	$ .260	$ .233
Book value	20.97	15.18	12.39	10.80	9.43
Balance Sheet
Total assets	$ 8,219,472	$ 7,282,483	$ 6,067,450	$ 5,939,614	$ 4,687,626
Long-term debt	811,164	794,238	786,753	779,463	99,770
Notes payable of finance subsidiaries(3)	—	—	—	97,659	119,200
Total stockholders’ equity	2,293,146	1,559,610	1,247,957	1,084,548	927,720

(1)

Revised to reflect discontinued private client, capital markets, mortgage banking and servicing operations, where applicable.

(2)

Adjusted to reflect September 2004 stock split. Diluted earnings per share and weighted average diluted shares outstanding have been restated as required by EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” where applicable.

(3)

Non-recourse, secured fixed-rate notes of Legg Mason Investments’ finance subsidiaries, the proceeds of which were invested in financial instruments with similar maturities.

Exhibit 99

ITEM 7.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Executive Overview

Legg Mason, Inc. (the “Parent”), a holding company, and its subsidiaries (collectively with the Parent, “Legg Mason”) are principally engaged in providing asset management, securities brokerage, investment banking and related financial services to individuals, institutions, corporations and municipalities. We have operations principally in the United States of America, the United Kingdom and Canada and also have offices in Spain, Switzerland and Singapore. Terms such as “we,” “us,” “our” and “company” refer to Legg Mason.

We currently operate in the following business segments: Asset Management, Private Client and Capital Markets.  In September 2003, we sold the mortgage banking and servicing operation of Legg Mason Real Estate Services, Inc. (“LMRES”), which had been previously reported in a fourth segment: Other.  Consolidated results for periods prior to the sale have been restated to reflect the historical results of the sold business as discontinued operations and the remaining operations of LMRES in Capital Markets.  In addition, as a result of the Citigroup, Inc. (“Citigroup”) transaction, which was entered into on June 23, 2005 and consummated on December 1, 2005, we sold our Private Client and Capital Markets (“PC/CM”) businesses, as a portion of the consideration in exchange for Citigroup’s asset management business.  Consequently, the results of operations of the Private Client and Capital Markets segments are reflected in discontinued operations.  Continuing operations reflects the results of our Asset Management segment, which will be our sole line of business following the completion of the transaction.  The corporate revenues and expenses that are not allocated to the business segments are reported separately as Corporate. Business segment classifications are based upon factors such as the services provided and distribution channels utilized. Certain services that we offer are provided to clients through more than one of our business segments. We allocate certain common income and expense items among our business segments based upon various methodologies and factors. These methodologies are by their nature subjective and are reviewed periodically by management. Business segment results may reflect reallocations of revenues and expenses that result from changes in methodologies, but any reallocations will have no effect on our consolidated results of operations.

As a result of discontinued operations, Parent company interest income and expense and certain general corporate overhead costs, previously allocated to all segments, are now included in Corporate as continuing operations.  Distribution fees earned on company-sponsored investment funds are now reported in Asset Management as gross distribution fee revenue with a corresponding distribution expense reflective of Legg Mason’s continuing role as funds’ distributor.  All periods presented have been revised to reflect these changes.  There were no other material changes during the fiscal year ended March 31, 2005.

 Asset Management provides investment advisory services to institutional and individual clients and to company-sponsored investment funds. The primary sources of revenue in Asset Management are investment advisory, distribution and administrative fees, which typically are calculated as a percentage of the assets in the account and vary based upon factors such as the type of underlying investment product, the amount of assets under management and the type of services that are provided. In addition, performance fees may be earned on certain investment advisory contracts for exceeding performance benchmarks.  Distribution fees on company-sponsored investment funds are included in the Asset Management segment.  Revenues from Asset Management tend to be more stable than those from Private Client and Capital Markets because they are less affected by changes in securities market conditions.

Private Client distributes a wide range of financial products through its branch distribution network, including equity and fixed income securities, proprietary and non-affiliated mutual funds and annuities. The primary sources of net revenues for Private Client are commissions and principal credits earned on equity and fixed income transactions in customer brokerage accounts, distribution fees earned from mutual funds, fee-based account fees and net interest from customers’ margin loan and credit account balances. Sales credits associated with underwritten offerings initiated in the Capital Markets segment are reported in Private Client when sold through its branch distribution network.

Capital Markets consists of our equity and fixed income institutional sales and trading and corporate and public finance investment banking. The primary sources of revenue for equity and fixed income institutional sales and trading include commissions and principal credits on transactions in both corporate and municipal products. We maintain proprietary fixed income and equity securities inventory primarily to facilitate customer transactions and as a result recognize trading profits and losses from our proprietary trading activities. Investment banking revenues include underwriting fees and advisory fees from private placements and mergers and acquisitions. Sales credits associated with underwritten offerings are reported in Capital Markets when sold through institutional distribution channels. The results of this business segment also include realized and unrealized gains and losses on investments acquired in connection with merchant and investment banking activities.

The most significant component of our cost structure is employee compensation and benefits, of which a majority is variable in nature and includes sales commissions that are based upon certain revenues and incentive bonuses that are primarily based upon production levels and/or profitability. Certain other operating costs are fixed in nature, such as occupancy, depreciation and amortization, equipment leasing and fixed contract commitments for market data, communication and technology services, and may not decline with reduced levels of business activity or, conversely, may not rise proportionately with increased business activity.

Our financial position and results of operations are materially affected by the overall trends and conditions of the financial markets, particularly in the United States. Results of any individual period should not be considered representative of future

Exhibit 99

results. Our profitability is sensitive to a variety of factors, including the amount and composition of our assets under management, the volume of trading in securities, the volatility and general level of securities prices and interest rates, the level of customer margin and credit account balances and the demand for investment banking services, among other things. Sustained periods of unfavorable market conditions are likely to affect our profitability adversely. In addition, the diversification of services and products offered, investment performance, access to distribution channels, reputation in the market, attracting and retaining key employees and client relations are significant factors in determining whether we are successful in attracting and retaining clients. In the past decade, we have experienced substantial expansion due to internal growth and the strategic acquisition of asset management firms that provided, among other things, a broader range of investment expertise, additional product diversification and increased assets under management.

The financial services businesses in which we are engaged are extremely competitive. Our competition includes numerous national, regional and local asset management firms and broker-dealers and commercial banks. The industry has been affected by the consolidation of financial services firms through mergers or acquisitions. The increasing competitive pressures may require us to offer our customers many of the services provided by much larger firms. The industry in which we operate is also subject to extensive regulation under federal and state laws and by securities exchanges and other self-regulatory authorities. Like most firms, we have been impacted by the regulatory and legislative changes in the post-Enron era. In addition, the financial services industry has been the subject of a number of regulatory proceedings and requirements over the last three years, including changes in the relationships of research analysts and investment banking and proceedings regarding a number of mutual funds sales practices. The Sarbanes-Oxley Act of 2002 has required us to implement new policies or review existing policies with respect to corporate governance, auditor independence and internal controls over financial reporting. In addition, various regulatory organizations adopted changes to their rules and policies in response to certain abuses and corporate scandals. Responding to these changes has required us to add employees and incur costs that have impacted our profitability.

All references to fiscal 2005, 2004 or 2003 refer to our fiscal year ended March 31 of that year.

Business Environment

Fiscal 2005 began with uncertainty, as the U.S. presidential and first Iraqi elections approached and the U.S. Federal Reserve indicated plans to increase the federal funds rate at a measured pace. During fiscal 2005, the U.S. Federal Reserve implemented seven 0.25% increases to bring the federal funds rate to 2.75%, up from fiscal 2004’s 1.0%, the lowest level in 45 years. The major equity markets exhibited volatility throughout fiscal 2005. The Dow Jones Industrial Average1, the Nasdaq2 Composite Index and the S&P 5003 were up 4%, 9% and 8%, respectively, through December 31, 2004 but ended our fiscal year up 1%, unchanged and up 5%, respectively. The market environment for fixed income investments remained extremely challenging. Interest rates, overall, have remained volatile, though with an upside bias. Fixed income investors generally remain cautious, and overall flows and activity in the bond markets have slowed significantly. Thus, the equity and fixed income markets continue to be uncertain and we are unable to predict the impact this will have on our future results.

The financial services industry continues to be impacted by legislative and regulatory changes. Participants in the industry have responded and reacted to numerous regulatory investigations and inquiries, proposals and adoptions of new regulations and revised and enhanced interpretations of existing laws and regulations. Regulatory investigations into mutual fund trading practices within the financial services industry have uncovered instances of conflicts of interest and insufficient internal controls related to mutual funds and have resulted in a negative public perception of the mutual fund industry, numerous regulatory proposals, a strict regulatory environment and significant fines and penalties against, and fee reductions by, a number of financial services companies.

1   Dow Jones Industrial Average is s trademark of Dow Jones & Company, which is not affiliated with Legg Mason.

2   Nasdaq is a trademark of the Nasdaq Stock Market, Inc., which is not affiliated with Legg Mason.

3   S&P is a trademark of Stand & Poor’s, a division of the McGraw-Hill Companies, Inc., which is not affiliated with Legg Mason.

Exhibit 99

Results of Operations

The following table sets forth, for the periods indicated, items in the Consolidated Statements of Income as a percentage of operating revenues and the increase (decrease) by item as a percentage of the amount for the previous period:

	Percentage of Revenues			Period to Period Change*
				2005	2004
	Years Ended March 31,			Compared	Compared
	2005	2004	2003	to 2004	to 2003
Operating Revenues
Investment advisory and related fees
Separate accounts	52.3%	51.4%	51.4%	38.6%	43.5%
Funds	29.3	28.6	27.8	39.6	47.6
Distribution and service fees	16.7	17.9	18.3	26.8	40.1
Other	1.7	2.1	2.5	11.4	25.3

Total operating revenues	100.0	100.0	100.0	36.2	43.6

Operating Expenses
Compensation and benefits	42.1	41.4	41.8	38.7	42.3
Distribution and servicing	16.1	17.0	16.9	29.5	44.0
Communications and technology	3.0	3.0	3.9	32.3	12.2
Occupancy	1.8	2.1	2.5	15.4	21.1
Amortization of intangible assets	1.4	1.8	2.7	4.0	(6.8)
Litigation award settlement	-	1.6	-	n/m	n/m
Other	4.5	4.8	5.5	28.0	25.6

Total operating expenses	68.9	71.7	73.3	30.8	40.5

Operating Income	31.1	28.3	26.7	49.9	52.1

Other Income (Expense)
Interest income	1.3	1.3	2.8	40.7	(35.4)
Interest expense	(2.8)	(3.9)	(6.6)	n/m	(15.0)
Other	0.4	0.5	(0.3)	9.6	311.9

Total other income (expense)	(1.1)	(2.1)	(4.1)	25.6	25.9

Income from Continuing Operations before Income Tax Provision	30.0	26.2	22.6	56.1	66.4
Income tax provision	11.2	10.0	8.5	53.5	68.3

Income from Continuing Operations	18.8	16.2	14.1	57.7	65.3
Income from discontinued operations, net of taxes	7.2	9.0	9.7	8.7	34.0
Gain on sale of discontinued operations, net of taxes	-	0.6	-	n/m	n/m

Net Income	26.0%	25.8%	23.8%	37.2	56.0

n/m—not meaningful

* Calculated based on the change in actual amounts between fiscal years as a percentage of the prior year amount.

Exhibit 99

FISCAL 2005 COMPARED WITH FISCAL 2004

Financial Overview

Legg Mason had record revenues, net income and diluted earnings per share in fiscal 2005.  Revenues increased 36% to $1.6 billion, primarily as a result of higher revenues from significantly increased levels of assets under management.  Net income increased 37% to $408.4 million and diluted earnings per share were $3.53, an increase of 33%.  Income from continuing operations increased 58% to $295.4 million and diluted earnings per share were $2.56, an increase of 52%.  The pre-tax profit margin from continuing operations increased to 30.0% from 26.2%.  The operating margin from continuing operations was 31.1%, up from 28.3% in the prior year period.  Income from discontinued operations, net of taxes, comprised of our Private Client and Capital Market segments and Other, totaled $113.0 million, up 9% from the prior year.  Diluted earnings per share from discontinued operations were $0.97, an increase of 7% from $0.91.  Our earnings per share in fiscal 2005 included the weighted impact of 4.6 million shares that were issued in an underwritten offering of our common stock in December 2004, for net proceeds of approximately $311 million.  All share and earnings per share numbers have been restated, where appropriate, for a 3 for 2 stock split effective September 24, 2004. Included in fiscal 2004 is a single litigation award charge of $19.0 million resulting from a jury verdict and subsequent judgment in a civil copyright infringement lawsuit.

Assets Under Management

Assets under management at March 31, 2005 were $372.9 billion, up $86.5 billion or 30% from March 31, 2004.  Net client cash flows were primarily responsible for just under 75% of the increase, with market performance, including currency translation, accounting for 20% and the December 31, 2004 acquisition of four offices of Scudder Private Investment Counsel responsible for the remainder.  The strong increase in assets under management at Western Asset, our principal fixed income manager, was the primary driver in our equity assets declining as a percentage of our total managed assets, from 39% a year ago to 38% at March 31, 2005.  Our Institutional asset management division was responsible for 66% of total managed assets at year end, our Mutual Funds division was responsible for 21% and our Wealth Mangement division was responsible for 13%.

Our assets under management by division* (in billions) as of March 31st were as follows:

	2005	2004	2003
Institutional	$ 246.5	$ 187.0	$ 136.8
Mutual Funds	78.4	64.3	35.9
Wealth Management**	48.0	35.1	19.5
Total	$ 372.9	$ 286.4	$ 192.2

* Legg Mason Investments Holdings Limited was moved from the Institutional division to the Mutual Funds division for fiscal 2005 to reflect the change in focus of their business from managing assets to distributing investments funds.  This change had no material impact on assets under management presented above.

** Assets under management included $4.6 billion, $3.9 billion and $3.1 billion, primarily equity assets in the Wealth Management division attributable to discontinued operations as of March 31, 2005, 2004, 2003, respectively.

Assets under management by type (in billions) as of March 31, 2005 and 2004 are as follows:

	2005	% of Total	2004	% of Total	% Change
Equity	$ 142.9	38.3	$ 112.3	39.2	27.3
Fixed Income	230.0	61.7	174.1	60.8	32.1
Total	$ 372.9	100.0	$ 286.4	100.0	30.2

The following discussion separately addresses the results of continuing operations and the results of our discontinued operations.

Results of Continuing Operations

Revenues

Investment advisory fees from separate accounts, including performance fees, increased 39% to $821.0 million, primarily as a result of growth in assets managed at Private Capital Management, L.P. (“PCM”) and Western Asset Management Company (“Western Asset”).   Growth in assets managed at Legg Mason Capital Management, Inc. (“LMCM,” which includes the combined operations of Legg Mason Capital Management and Legg Mason Funds Management), Brandywine Asset Management, LLC (“Brandywine”) and Batterymarch Financial Management, Inc. (“Batterymarch”) also contributed to the increase.   Performance fees rose $7.4 million to $48.9 million during fiscal 2005.

Investment advisory fees from funds increased 40% to $460.6 million, primarily as a result of growth in assets managed at Royce and Associates, LLC (“Royce”).  Increased assets managed by LMCM and Western Asset also contributed to the increase.

Exhibit 99

Distribution and service fees increased 27% to $261.6 million, primarily due to increases in distribution fees from proprietary mutual funds of $30.5 million to $196.6 million for the year ending March 31, 2005.  These fees are reported in continuing operations to reflect our continuing role as funds’ distributor, with a corresponding distribution expense.  Also contributing to the overall increase was the impact of increased sales and subsequent growth of Royce and offshore funds.

Other operating revenues increased by 11% to $27.5 million, primarily as a result of increases in commissions earned by PCM’s related broker-dealer.

Our operating revenues by Asset Management division (in millions) for the years ended March 31 were as follows:

	2005	2004	2003
Institutional	$ 560.3	$ 456.2	$ 324.5
Mutual Funds	679.1	468.7	327.3
Wealth Management	331.3	228.2	151.3
Total	$1,570.7	$1,153.1	$ 803.1

Operating Expenses

Compensation and benefits increased 39% to $661.8 million, primarily as a result of increased incentive compensation resulting from increased revenues at subsidiaries operating under revenue sharing agreements.  Compensation and benefits as a percentage of operating revenues increased to 42.1% for fiscal year 2005 from 41.4% for fiscal 2004, primarily due to changes in the percentages of certain revenue sharing arrangements that resulted in a net increase in compensation during fiscal 2005.

     Distribution and servicing expenses increased 30% to $253.4 million, primarily as a result of an increase in distribution fee revenues described above that reflect our role as distributor of our proprietary mutual funds and distribution fees paid to third-party distributors on increased sales and subsequent growth of offshore and Royce funds.

     Communications and technology expense increased 32% to $46.3 million, primarily as a result of higher technology equipment depreciation, consulting costs and quote services.  The relocation of Western Asset to a new office facility was a significant contributor to the increase in technology equipment depreciation and consulting costs.

     Occupancy increased 15% to $27.5 million, primarily as a result of increased rent and operating expenses related to Western Asset’s relocation.

     Amortization of intangible assets increased 4% to $21.3 million, primarily attributable to the acquisition of four wealth management offices of Scudder Private Investment Counsel by Legg Mason Investment Counsel in December 2004.

      In the prior fiscal year, we recorded a litigation charge of $19.0 million as a result of a jury verdict and subsequent judgment in a copyright infringement lawsuit (see Note 11 of Notes to Consolidated Financial Statements).

     Other expenses increased 28% to $71.3 million, primarily as a result of increases in professional fees, principally auditing and consulting fees as a result of additional legislative and regulatory requirements, and higher promotional costs.

     The provision for income taxes increased 54% to $175.3 million, primarily as a result of the increase in income from continuing operations. The effective tax rate declined to 37.2% from 37.9% in the prior year’s period due to a lower provision for income tax uncertainties in the current year.

Other Income (Expense)

Interest income increased $5.8 million to $20.1 million, primarily as a result of substantially higher interest rates earned on firm investments.  Interest expense of $44.8 million remained relatively unchanged from the prior year.  Other income increased to $6.3 million, primarily as a result of unrealized gains on firm investments.

Exhibit 99

Results of Discontinued Operations

	Fiscal Years Ended
	March 31, 2005	March 31, 2004	Period to Period Change
Revenues:
Private Client	$ 761.4	$ 687.3	10.8%
Capital Markets	309.2	292.3	5.8
Other	-	15.1	n/m
	1,070.6	994.7	7.6
Reclassification (1)	(178.1)	(148.5)	19.9
Discontinued Operations	$ 892.5	$ 846.2	5.5

Net Revenues:
Private Client	$ 727.9	$ 670.3	8.6
Capital Markets	306.6	291.0	5.4
Other	-	14.6	n/m
	1,034.5	975.9	6.0
Reclassification (1)	(178.1)	(148.5)	19.9
Discontinued Operations	$ 856.4	$ 827.4	3.5

Income before income tax provision:
Private Client	$ 132.8	$ 117.0	13.5
Capital Markets	55.1	53.7	2.6
Other	-	0.9	n/m
Discontinued Operations	$ 187.9	$ 171.6	9.5

Net Income:
Private Client	$ 79.9	$ 70.7	13.0
Capital Markets	33.1	32.5	1.8
Other	-	0.7	n/m
Discontinued Operations	$ 113.0	$ 103.9	8.8

(1)

Represents distribution fees from proprietary mutual funds, historically reported in Private Client, that have been reclassified to continuing operations to reflect our continuing role as funds' distributor, with a corresponding distribution expense.

n/m—not meaningful

Private Client

Private Client net revenues increased 9% to $727.9 million from $670.3 million in the prior year and pre-tax earnings increased 14% to $132.8 million. Investment advisory and related fees increased $55.5 million, principally as a result of increases in distribution fees on company-sponsored mutual funds and fees earned from fee-based brokerage accounts. Commissions increased $5.1 million as increased sales of non-affiliated mutual funds and the impact of a $7.4 million reduction in mutual fund commissions for breakpoint reimbursements to clients in the prior year were partially offset by lower listed commissions. Investment banking revenues decreased $21.0 million due to a decline in retail corporate selling concessions. Net interest profit in Private Client rose 21% to $57.2 million as a result of higher average interest rates earned on segregated customer and margin account balances and higher levels of customer margin account balances, partially offset by an increase in the interest rates paid on customer credit account balances. Compensation and benefits expense increased $27.9 million, primarily due to increased commissions paid on higher distribution fees from company-sponsored mutual funds and fee-based brokerage revenues, offset in part by a decline in commissions on corporate selling concessions. Compensation as a percentage of net revenues declined to 57.7% in fiscal 2005 from 58.5% in fiscal 2004. Other expenses increased $13.9 million, primarily as a result of an increase in allocated overhead costs. The pre-tax profit margin rose to 18.2% from 17.5% in the prior fiscal year.

Capital Markets

Capital Markets net revenues increased 5% to $306.6 million from $291.0 million in the prior year and pre-tax earnings increased 3% to $55.1 million. Commissions increased $7.6 million, primarily as a result of increased institutional equity transaction volume. Principal transactions decreased $5.7 million, primarily due to a decline in both institutional taxable and municipal fixed income trading volume. Investment banking revenues increased $8.2 million, primarily as a result of higher

Exhibit 99

corporate advisory and underwriting fees and higher municipal advisory fees, partially offset by a decline in corporate banking management fees. Other revenue increased $6.3 million, primarily due to increased values of firm investments. Compensation and benefits expense increased $4.4 million, primarily as a result of an increase in fixed salaries and benefits, partially offset by a decrease in taxable fixed income commissions and the impact of deferring a portion of commission payouts under a new restricted stock program. Compensation as a percentage of net revenues decreased to 57.1% from 58.7% in the prior year. Other expenses increased $9.8 million, primarily due to an increase in management fees related to our international equity sales offices and an increase in data communication costs. The pre-tax profit margin was 18.0% in fiscal 2005, compared to 18.5% in the prior year.

Other

In September 2003, we sold the mortgage banking and servicing operation of LMRES, which was previously reported in Other.  Consolidated results for fiscal 2003 have been restated to reflect the historical results of the sold business as discontinued operations and the remaining operations of LMRES in Capital Markets, which is also considered discontinued operations.

FISCAL 2004 COMPARED WITH FISCAL 2003

Financial Overview

Legg Mason achieved then record revenues, net income and diluted earnings per share in fiscal 2004.  Revenues increased 44% to $1.2 billion, primarily due to increased revenues from higher assets under management.   Net income increased 56% to $297.8 million and diluted earnings per share were $2.65, an increase of 49%.  Income from continuing operations increased 65% to $187.3 million and diluted earnings per share were $1.68, an increase of 57%.  The pre-tax profit margin from continuing operations increased to 26.2% from 22.6%.  The operating margin from continuing operations was 28.3% up from 26.7% in the prior year period.  Income from discontinued operations, net of income taxes, totaled $103.9 million, up 34% from the prior year and net revenues increased $104.4 million or 12% to $975.9 million.  Diluted earnings per share from discontinued operations were $0.91, an increase of 28% from $0.71.  Included in fiscal 2004 is a single litigation award charge of $19.0 million. Our fiscal 2004 earnings included a gain on the sale of our mortgage servicing operations, which increased net income by $6.5 million.

Diluted earnings per share and weighted average diluted shares outstanding have been restated as required by EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.”  Therefore, our diluted earnings per share for both fiscal years now include the impact of 6.6 million shares that are issuable upon conversion of our zero-coupon contingent convertible senior notes. Previously, the senior notes were not included until the notes became convertible in January 2004.

Assets Under Management

Assets under management at March 31, 2004 were $286.4 billion, up 49% from March 31, 2003 as a result of approximately equal increases in net client cash flows and market appreciation.  Changes in the business environment during fiscal 2004 gave rise to improvements in the equity markets and resulted in dramatic growth in our equity assets under management.  Over $50 billion of the $94 billion increase in assets was in equity assets.

Assets under management by type as of March 31, 2004 and 2003 by type are as follows:

	2004*	% of Total	2003*	% of Total	% Change
Equity	$ 112.3	39.2	$ 60.1	31.3	86.9
Fixed Income	174.1	60.8	132.1	68.7	31.8
Total	$ 286.4	100.0	$ 192.2	100.0	49.0

*Amounts In billions

Results of Continuing Operations

Revenues

Investment advisory fees from separate accounts, including performance fees, increased 44% to $592.2 million, primarily as a result of growth in revenues from assets managed at PCM and Western Asset.  Growth in revenues from increased assets managed by Brandywine, LMCM and Batterymarch also contributed to the increase.   Performance fees rose $19.9 million to $41.5 million during fiscal 2004.

Investment advisory fees from funds increased 48% to $329.9 million, primarily as a result of growth in revenues from assets managed at Royce.  LMCM and Western Asset also contributed to the increase.

Distribution and service fees increased 40% to $206.3 million, primarily due to increases in distribution fees from proprietary mutual funds of $39.0 million to $166.1 million for the year ended March 31, 2004.  These fees have been reported in continuing operations to reflect our continuing role as funds’ distributor, with a corresponding distribution expense.  Also contributing to the overall increase was an increase in distribution fees on increased sales and subsequent growth of offshore and Royce funds.

Exhibit 99

Other operating revenues increased 25% to $24.7 million, primarily as a result of increases in commissions earned by PCM’s related broker-dealer.

Operating Expenses

Compensation and benefits increased 42% to $477.2 million, primarily as a result of increased incentive compensation resulting from increased revenues at subsidiaries operating under revenue sharing agreements.   Compensation and benefits as a percentage of revenues was 41.4% for fiscal 2004 and 41.8% for fiscal 2003.

     Distribution and servicing expenses increased 44% to $195.6 million, primarily as a result of an increase in distribution fee revenues described above that reflect our role as distributor of our proprietary mutual funds and distribution fees paid to third-party distributors on sales of offshore and Royce funds.

     Communications and technology expense increased 12% to $35.0 million, primarily as a result of an increase in technology maintenance, printing costs and consulting fees.

     Occupancy increased 21% to $23.8 million, primarily as a result of increased rent, equipment depreciation, and relocation costs of  $1.7 million related to Western Asset’s move to a new office location.  We also incurred $1.0 million of additional costs to consolidate two investment advisory offices in New York City.

     Amortization of intangible assets declined 7% to $20.5 million primarily as a result of asset management contracts that were fully amortized during fiscal 2004.

     In 2004, we recorded a litigation charge of $19.0 million as a result of a jury verdict and subsequent judgment in a copyright infringement lawsuit (see Note 11 of the Notes to Consolidated Financial Statements).

     Other expenses increased 26% to 55.7 million primarily due to an increase of $4.2 million in auditing and consulting fees as a result of increased legislative and regulatory requirements, an increase of $2.1 million for stock option grants to our non-employee directors and $1.6 million in contributions to the Legg Mason charitable foundation.

     The provision for income taxes increased 68% to $114.2 million, as a result of the increase in income from continuing operations.  The effective tax rate was 37.9% in fiscal 2004 and 37.5% in fiscal 2003. Fiscal 2004 reflects a lower average effective foreign tax rate, while the prior year benefited from $2.6 million in state income tax refunds.

Other Income (Expense)

Interest income decreased $7.8 million to $14.3 million, primarily as a result of lower interest rates earned on firm investments. Interest expense decreased  $7.9 million to $44.7 million, primarily due to lower amortized issue costs relating to our zero-coupon contingent convertible senior notes, which were fully amortized in the quarter ended June 30, 2003.  Other income increased $8.5 million to $5.8 million as a result of unrealized gains on firm investments, including those held in deferred compensation plans.

Exhibit 99

Results of Discontinued Operations

	Fiscal Years Ended
	March 31, 2004	March 31, 2003	Period to Period Change
Revenues:
Private Client	$ 687.3	$ 613.4	12.0%
Capital Markets	292.3	263.5	10.9
Other	15.1	29.1	(48.1)
	994.7	906.0	9.8
Reclassification (1)	(148.5)	(113.0)	31.4
Discontinued Operations	$ 846.2	$ 793.0	6.7

Net Revenues:
Private Client	$ 670.3	$ 580.9	15.4
Capital Markets	291.0	262.6	10.8
Other	14.6	28.0	(47.9)
	975.9	871.5	12.0
Reclassification (1)	(148.5)	(113.0)	31.4
Discontinued Operations	$ 827.4	$ 758.5	9.1

Income before income tax provision:
Private Client	$ 117.0	$ 73.2	59.8
Capital Markets	53.7	52.5	2.3
Other	0.9	1.4	(35.7)
Discontinued Operations	$ 171.6	$ 127.1	35.0

Net Income:
Private Client	$ 70.7	$ 44.3	59.6
Capital Markets	32.5	31.8	2.2
Other	0.7	1.5	(53.3)
Discontinued Operations	$ 103.9	$ 77.6	33.9

(1)

Represents distribution fees from proprietary mutual funds, historically reported in Private Client, that have been reclassified to continuing operations to reflect our continuing role as funds' distributor, with a corresponding distribution expense.

Private Client

Private Client net revenues increased 15% to $670.3 million from $580.9 million in fiscal 2003 and pre-tax earnings increased 60% to $117.0 million. Investment advisory and related fees increased $46.0 million, principally as a result of increases in distribution fees on company-sponsored mutual funds and fees earned from fee-based brokerage accounts. Commissions increased $20.5 million, primarily due to an increased volume of listed and over-the-counter securities transactions and increased commissions on sales of non-affiliated mutual funds. These increases in commissions were partially offset by the impact of the sale of contracts in our bank brokerage network in fiscal 2003 of $9.9 million and the impact of a $7.4 million reduction in mutual fund commissions for breakpoint reimbursements to clients. Additionally, investment banking revenues increased $20.8 million as a result of increases in retail corporate selling concessions. Compensation and benefits expense increased $46.6 million, primarily due to increased commissions paid on higher distribution fees from company-sponsored mutual funds, commissions and fee-based brokerage revenues. Compensation as a percentage of net revenues decreased to 58.5% in fiscal 2004 from 59.5% in fiscal 2003. The pre-tax profit margin rose to 17.5% from 12.6% in fiscal 2003.

Capital Markets

Capital Markets net revenues increased 11% to $291.0 million from $262.6 million in fiscal 2003 and pre-tax earnings increased 2% to $53.7 million. Principal transactions increased $4.5 million, primarily due to higher over-the-counter trading volume. Investment banking revenues increased $20.0 million, primarily as a result of higher corporate banking management fees and selling concessions on new issues and higher corporate advisory fees. Compensation and benefits expense increased 12%, primarily as a result of increased incentive compensation and institutional equity commissions. Compensation as a percentage of net revenues was 58.7%, compared to 58.1% in fiscal 2003. Other expenses increased $8.8 million as a result

Exhibit 99

of increased allocated overhead and communication and technology costs. The pre-tax profit margin decreased to 18.5% from 20.0% in fiscal 2003.

Other

In September 2003, we sold the mortgage banking and servicing operation of LMRES, which was previously reported in Other.  Consolidated results for fiscal 2003 have been restated to reflect the historical results of the sold business as discontinued operations and the remaining operations of LMRES in Capital Markets, which is also considered discontinued operations.

Liquidity and Capital Resources

The primary objective of our capital structure and funding practices is to appropriately support our business strategies, as well as the regulatory capital requirements of certain of our subsidiaries, and to provide needed liquidity at all times. Liquidity and the access to liquidity are essential to the success of our ongoing operations.  Our overall funding needs and capital base is continually reviewed to determine if the capital base meets the expected needs of our businesses.  We continue to explore potential acquisition opportunities as a means of diversifying and strengthening our business.  These opportunities may from time to time involve acquisitions that are material in size and may require, among other things, the raising of additional equity capital and/or the issuance of additional debt.

On December 21, 2004, Legg Mason sold 4.6 million shares of common stock at $70.30 per share, less underwriting fees, for net proceeds of approximately $311 million. We intend to use the proceeds for general corporate purposes, which may include acquisitions.

As part of our liquidity strategy, we emphasize diversification of funding sources and seek to manage exposure to refinancing risk. Legg Mason has available committed short-term financing on both a secured and unsecured basis. Secured financing is obtained through the use of securities lending agreements and secured bank loans, which are primarily collateralized by short-term U.S. government and agency securities, highly rated corporate debt, money market funds and equity securities.  Short-term funding is generally obtained at rates based upon benchmarks such as federal funds, prime, LIBOR or money market rates.

We maintain a committed, unsecured revolving credit facility of $100 million that matures on June 30, 2006, for general corporate purposes that may include short-term funding needs.  The facility has restrictive covenants that require us, among other things, to maintain specified levels of net worth and debt-to-equity ratios.  There were no borrowings outstanding under the facility as of March 31, 2005 and 2004.

From time to time, we utilize uncommitted credit facilities from numerous banks and financial institutions, which consist of lines of credit that we have been advised are available, but for which no contractual lending obligation exists. As such, these uncommitted facilities would likely be unavailable to us if any material adverse effect on our financial condition occurred.  We have not relied on the issuance of short-term commercial paper to fund our operating needs nor do we utilize unconsolidated special purpose entities to provide operating liquidity.

On June 23, 2005, Legg Mason and Citigroup entered into an agreement in which Legg Mason agreed to acquire the ownership interests in Citigroup subsidiaries that constitute substantially all of Citigroup’s worldwide asset management business in exchange for the ownership interest in Legg Mason subsidiaries that constitute our PC/CM businesses and other consideration.  In connection with the sale, we have reflected the assets and liabilities of PC/CM businesses as Assets and Liabilities of discontinued operations held for sale on the Consolidated Balance Sheets at March 31, 2005 and March 31, 2004. See Note 3 of Notes to Consolidated Financial Statements for information related to the Assets and Liabilities of discontinued operations held for sale.  Accordingly, balance sheets are now presented in a classified format, with assets and liabilities designated as current or non-current.  We consider the assets and liabilities of discontinued operations held for sale to be current because the transaction was completed on December 1, 2005.  We have also reflected the related results of operations of PC/CM as Income from discontinued operations on the Consolidated Statements of Income.  See Note 21 of Notes to Consolidated Financial Statements for additional information on this transaction.

Our assets from continuing operations consist primarily of cash and cash equivalents, investment advisory fee receivables, intangible assets and goodwill.  Our assets are principally funded by long-term debt and equity.  The investment advisory fee receivables, although not collateralized, are short-term in nature and collectibility is reasonably certain.  Excess cash is generally invested in institutional money market funds, commercial paper and securities purchased under agreements to resell.  The highly liquid nature of our assets provides us with flexibility in financing and managing our anticipated operating needs.

Our total assets increased $937.0 million to $8.2 billion at March 31, 2005, primarily as a result of increases in goodwill of $527.2 million and assets of discontinued operations held for sale of $157.6 million.  As of March 31, 2005, stockholders’ equity was $2.3 billion, a 47% increase over March 31, 2004, primarily from the results of operations for the year and the December 2004 equity offering, offset, in part, by dividends declared and stock repurchases.  For fiscal 2005, cash flows from operating activities provided approximately $400.2 million, primarily attributable to net earnings, adjusted for non-cash charges.  We expect that cash flows provided by operating activities will be the primary source of working capital for the next year, except for the financing incurred in connection with the Citigroup transaction.

Our assets from discontinued operations held for sale increased by $157.6 million to $5.3 billion at March 31, 2005, primarily as a result of increases in securities borrowed of $216.3 million and trading assets of $180.2 million, offset in part,

Exhibit 99

by a decrease in cash and securities segregated for regulatory purposes or deposited with clearing organizations of  $299.1 million.  Liabilities from discontinued operations held for sale decreased slightly to $4.4 billion primarily as a result of decreases in payables offset with increases in securities loaned, trading liabilities and other liabilities.  The change in net assets from discontinued operations held for sale used cash flows of  $37.7 million.

As of March 31, 2005, we had four long-term fixed rate debt facilities with an outstanding balance of $811.2 million, an increase of $17.0 million over the prior year primarily attributable to the addition of a $20.0 million term loan agreement at Western Asset, which bears interest at 4.19%. We had outstanding $100.0 million principal amount of senior notes due February 15, 2006, which bear interest at a stated rate of 6.5%. The notes were originally issued in February 1996 at a discount to yield 6.57%.  We also had outstanding $545.3 million principal amount at maturity of zero-coupon contingent convertible senior notes due on June 6, 2031.  During fiscal 2005, holders of notes aggregating $22.0 million principal amount at maturity converted the notes into 254,304 shares of common stock. The convertible notes were issued in a private placement to qualified institutional buyers at an initial offering price of $440.70 per $1,000 principal amount at maturity.  The discounted price reflects a yield to maturity of 2.75% per year.  The accreted balance at March 31, 2005 was $266.7 million. During the quarter ended December 31, 2003, the price of our common stock exceeded the conversion trigger price. As a result, each note became convertible into 11.5593 shares of our common stock, or 6.6 million shares in aggregate, subject to adjustment, commencing on January 2, 2004. We may redeem the convertible notes for cash on or after June 6, 2006 at their accreted value; however, the notes may be converted prior to any redemption.  In addition, we may be required to repurchase the convertible notes at their accreted value, at the option of the holders, on June 6, 2005, 2007, 2011, and every five years thereafter until 2026 or upon a change in control of Legg Mason that occurs on or before June 6, 2006. Such repurchases can be paid in cash, shares of our common stock or a combination of both.  No convertible notes were tendered for repurchase on June 6, 2005. We also had outstanding $425.0 million principal amount of senior notes due July 2, 2008, which bear interest at 6.75%.  The notes were issued at a discount to yield 6.80%.  The accreted balance at March 31, 2005 was $424.5 million. Except for the Western Asset debt, which was used to fund tenant improvements at their new office location, proceeds from our long-term debt have been primarily used to fund the acquisition of asset management entities. Our debt ratings at March 31, 2005 were BBB+ for Standard and Poor’s Rating Services and A3 for Moody’s Investor Service, Inc.

On August 1, 2001, Legg Mason purchased PCM for cash of approximately $682.0 million, excluding acquisition costs.  The transaction included two contingent payments based on PCM’s revenue growth for the years ending on the third and fifth anniversaries of closing, with the aggregate purchase price to be no more than $1.382 billion. During fiscal 2005, we made the maximum third anniversary payment of $400.0 million to the former owners of PCM. Additionally, if PCM’s revenues remain at current levels or increase, we will be required to make the fifth anniversary payment of $300.0 million. On October 1, 2001, we completed the acquisition of Royce for cash of $115.0 million, excluding acquisition costs.  The transaction included contingent payments based on Royce’s revenue growth, with the aggregate purchase price to be no more than $215.0 million.  During fiscal 2005, we made a contingent payment of $100.0 million to the former owners of Royce, which represented the maximum contingent amount due. The contingent payments were recorded as additional goodwill.

On July 20, 2004, Legg Mason declared a three-for-two stock split, paid as a dividend on September 24, 2004 to stockholders of record on September 8, 2004.  Accordingly, all share and per share information has been retroactively restated, where appropriate, to reflect the stock split.

The December 21, 2004 equity offering reduced, by the gross proceeds, the amount available for the issuance of additional debt or equity securities pursuant to our shelf registration statement.  In March 2005, we filed a $1.0 billion shelf registration statement, which increased to approximately $1.25 billion at March 31, 2005 the amount we had available for the issuance of additional debt or equity securities.  A shelf filing permits us to register securities in advance and then sell them when financing needs arise or market conditions are favorable.  We intend to use the shelf registration for general corporate purposes, including the expansion of our business.  There are no assurances as to the terms of any securities that may be issued pursuant to the shelf registration since they are dependent on market conditions and interest rates at the time of issuance.

During fiscal 2002, the Board of Directors authorized Legg Mason, at its discretion, to purchase up to 4.5 million shares of its own common stock.  During fiscal 2005, 2004 and 2003, we repurchased 734,700 shares for $40.7 million, 1,183,950 shares for $65.4 million, and 1,327,350 shares for $42.0 million, respectively. As of March 31, 2005, the maximum amount of shares that may yet be purchased under the program is 1,048,800. In fiscal 2005, 2004 and 2003, we paid cash dividends of $51.7 million, $35.2 million, and $28.2 million, respectively.  We anticipate that we will continue to pay quarterly dividends and to repurchase shares on a discretionary basis.

The Parent’s broker-dealer subsidiaries, which are predominately included in discontinued operations, are subject to the requirements of the Securities and Exchange Commission’s (“SEC”) Uniform Net Capital Rule, which is designed to measure the general financial soundness and liquidity of broker-dealers. As of March 31, 2005, the broker-dealer subsidiaries had aggregate net capital of $388.9 million, which exceeded minimum net capital requirements by $364.6 million.  The amount of the broker-dealers’ net assets that may be distributed is subject to restrictions under applicable net capital rules. Net capital for each broker-dealer subsidiary exceeded the required net capital.  The Parent’s trust subsidiary is subject to the requirements of the Office of Thrift Supervision, which requires compliance with regulatory capital standards.  As of March 31, 2005, the trust subsidiary met all capital adequacy requirements to which it is subject.  Certain of our foreign subsidiaries

Exhibit 99

are also subject to the requirements of local regulatory agencies.  These subsidiaries met their respective capital adequacy requirements.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements, as defined by the SEC, include certain contractual arrangements pursuant to which a company has an obligation, such as under contingent obligations, certain guarantee contracts, retained or contingent interest in assets transferred to an unconsolidated entity, certain derivative instruments classified as equity or material variable interests in unconsolidated entities that provide financing, liquidity, market risk or credit risk support. Disclosure is required for any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, results of operations, liquidity or capital resources. We generally do not enter into off-balance sheet arrangements, as defined, other than those described in the Contractual Obligations and Contingent Payments section that follows and Special Purposes Entities under Note 1 of Notes to the Consolidated Financial Statements. In addition, our broker-dealer subsidiaries enter into transactions in the normal course of business that expose us to off-balance sheet risk, which are described in Note 17 of Notes to Consolidated Financial Statements.

Contractual Obligations and Contingent Payments

Legg Mason has contractual obligations to make future payments in connection with our long-term debt and non-cancelable lease agreements. In addition, as described in Liquidity and Capital Resources above, we expect to make contingent payments under business purchase agreements. See Notes 9, 10, and 11 of Notes to Consolidated Financial Statements for additional disclosures related to our commitments.

The following table sets forth these contractual and contingent obligations by fiscal year for continuing operations unless otherwise noted:

Contractual and Contingent Obligations at March 31, 2005

(In millions)	2006	2007	2008	2009	2010	Thereafter	Total
Contractual Obligations
Long-term borrowings by contract maturity (a)	$ 103.0	$ 3.4	$ 286.6	$ 428.7	$ 3.9	$ 2.3	$ 827.9
Coupon interest on long-term borrowings	36.0	29.3	29.2	14.7	0.2	--	109.4
Minimum rental commitments:
Continuing operations	34.5	27.3	25.9	24.9	19.7	62.1	194.4
Discontinued operations	34.1	30.0	26.6	22.4	13.8	20.7	147.6
Total Contractual Obligations	$ 207.6	$ 90.0	$ 368.3	$ 490.7	$ 37.6	$ 85.1	$ 1,279.3
Contingent Obligations:
Contingent payments related to business acquisitions (b)	26.3	300.0	--	--	--	--	326.3
Total Contractual and Contingent Obligations (c)(d)	$ 233.9	$ 390.0	$ 368.3	$ 490.7	$ 37.6	$ 85.1	$ 1,605.6

(a) For this table, included in the payments in 2008 is $283.1, reflecting amounts that may be due to holders of the zero-coupon convertible senior notes, which represents the accreted value on the next date that the holders may require us to purchase the notes. Legg Mason has the option to pay the purchase price in cash or common stock or a combination of both. No convertible notes were tendered for repurchase on June 6, 2005.

(b) The amount of contingent payments reflected for any year represents the maximum amount that could be payable at the earliest possible date under the terms of business purchase agreements.

(c) The table above does not include approximately $9.2 in capital commitments to investment partnerships in which Legg Mason is a limited partner. These obligations will be funded, as required, through the end of the commitment periods that range from fiscal 2006 to 2011. These capital commitments also include $0.2 of commitments to lend employees funds to invest in one of these partnerships.

(d) The table above does not include any commitments or contingent payments related to the Citigroup agreement discussed under Liquidity and Capital Resources.  See Note 21 of Notes to Consolidated Financial Statements for additional information.

Risk Management

Risk is an inherent part of our business. The extent to which we properly and effectively identify, assess, monitor and manage the various types of risks involved in our activities is critical to our soundness and profitability. The primary risks that we seek to manage are: market, credit, operational, legal and funding.

Exhibit 99

Risk management at Legg Mason is a multi-faceted process that requires communication, judgment and knowledge of financial products and markets. Senior management takes an active role in the risk management process and utilizes specific administrative and business functions to assist in the identification, assessment and control of various risks. We utilize a variety of committees in our risk management framework. The Risk Management Committee (“RMC”) sets broad-based risk policies consistent with the business objectives of Legg Mason. We also have committees that report to the RMC, all of which have representation by senior management of both the relevant business units and the support and control functions within Legg Mason. These committees are intended to provide a thorough review of risk policies and procedures, exceptions to risk limits, new products and businesses, and transactions with risk elements. These committees include:

•

Asset Management Risk Management Committee evaluates and approves proposed new business initiatives, or proposed changes to existing businesses, in our Asset Management segment, which may increase the risk profile of the firm.

•

Equity and Fixed Income Commitment Committees approve our participation in the underwriting of equity and fixed income securities.

•   Private Client and Capital Markets New Business and Products Committee evaluates and approves proposed new business initiatives, or proposed changes to existing businesses, which may increase the risk profile of the firm.

•

Private Client and Capital Markets Credit Committee establishes policies for, and monitors the related risks of, counterparty credit and market risk exposure created through margin lending, equity and fixed income proprietary trading, securities lending, correspondent clearing and institutional sales. In addition, the Credit Committee establishes policies including limits for trading securities owned by the firm that are used to facilitate customer securities transactions.

Our risk management policies, procedures and methodologies are fluid in nature and are subject to ongoing review and modification. Because risk management is a continuous process that seeks to manage rather than eliminate risks, no assurance can be given as to the effect on Legg Mason of any risk, or that any or all risks will actually be properly managed. Funding risk is discussed in “Liquidity and Capital Resources.”

Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, interest rates, indices, implied volatilities, correlations, or other market factors such as liquidity, will result in losses for a position or portfolio. We make dealer markets in a variety of debt and equity securities and accordingly hold these securities in our inventory accounts. We also hold security positions in inventory to facilitate customer orders. These holdings subject us to market risk.  However, principally all of the market risk is related to our trading securities’ inventory, which is now reflected in discontinued operations.

The majority of our trading securities inventory consists of debt instruments for which we hedge the market risk by holding offsetting positions in other trading securities with similar characteristics or financial instruments such as options or futures. These hedges are designed to reduce, rather than eliminate, the market risk. The equity securities in our trading security inventory primarily result from our acting as a market maker for certain securities traded on NASDAQ, and from executing and clearing large blocks of equity securities for our clients.

Virtually our entire trading inventory is denominated in U.S. dollars, therefore foreign exchange risk in this inventory is minimal. We do not deal in, or hold, interest rate or currency swaps or other similar off-balance sheet instruments. We generally do not deal in, or hold, commodity futures.

Sound market risk management is an integral part of our culture. We have established a variety of limits, at business unit and trading desk levels, to lessen our exposure to market risk. These limits include aggregate long market value, aggregate short market value, aging, and concentration. Our various business units and trading desks are responsible for managing market risk exposures on an intra-day basis and within the limits set by management. Compliance with these limits is also monitored on a daily basis by a support area independent of the business units.  Limit exceptions, if any, are communicated to both the applicable business unit and senior management on a daily basis, and to the Credit Committee.

The following tables categorize Legg Mason’s market risk sensitive financial instruments by type of security and maturity date. The Fair Value of Trading Securities below reflects our Trading assets net of our Trading liabilities, excluding those of consolidated variable interest entities. Trading securities in the table below also include the fair value of forward transactions in trading securities (those which settle beyond the normal settlement date), which is consistent with the way we manage our risk exposure. At March 31, 2005, the contract value of forward purchase and sales of trading securities was $3.6 million and $54.6 million, respectively. The value of forward transactions at March 31, 2004 was immaterial. See Note 6 of Notes to Consolidated Financial Statements for the related gross long and short fair values of our trading securities. The Fair Value of Other Financial Instruments includes Investment securities, in addition to treasury securities of $80.7 million and $242.2 million at March 31, 2005 and 2004, respectively, included in Cash and securities segregated for regulatory purposes or deposited with clearing organizations that are part of discontinued operations (see Note 3 of Notes to Consolidated Financial Statements).

Exhibit 99

The following tables, primarily related to discontinued operations, categorize Legg Mason’s market risk sensitive financial instruments:

Financial Instruments with Market Risk at March 31, 2005
	Fiscal Year
(In thousands)	2006	2007	2008	2009	2010	Thereafter	Total
Fair Value of Trading Securities
U.S. Government and agencies	$ —	$ (8,058)	$ (138)	$ 1,253	$ (82,126)	$ 112	$ (88,957)
Corporate debt	576	542	(316)	(377)	571	69,939	70,935
State and municipal bonds	1,358	654	3,317	2,104	1,585	172,917	181,935
Total debt securities	1,934	(6,862)	2,863	2,980	(79,970)	242,968	163,913
Equity and other securities	—	—	—	—	—	(914)	(914)
Total trading securities	$ 1,934	$ (6,862)	$ 2,863	$ 2,980	$ (79,970)	$ 242,054	$ 162,999
Fair Value of Other Financial Instruments
U.S. Government and agencies	$ 80,820	$ —	$ —	$340	$ —	$ 2,457	$ 83,617
Corporate debt	498	836	254	412	—	318	2,318
Total debt securities	81,318	836	254	752	—	2,775	85,935
Equity and other securities	—	—	—	—	—	67,638	67,638
Total other financial instruments	$ 81,318	$ 836	$ 254	$ 752	$ —	$ 70,413	$ 153,573
Total trading and other financial instruments	$ 83,252	$ (6,026)	$ 3,117	$ 3,732	$ (79,970)	$ 312,467	$ 316,572
Weighted Average Yield
U.S. Government and agencies	2.66%	2.91%	2.99%	3.89%	3.92%	4.27%
Corporate debt	3.88	6.43	5.24	5.34	5.30	5.10
State and municipal bonds	3.19	4.03	4.21	3.61	3.62	3.29

Exhibit 99

Financial Instruments with Market Risk at March 31, 2004
	Fiscal Year
(In thousands)	2005	2006	2007	2008	2009	Thereafter	Total
Fair Value of Trading Securities
U.S. Government and agencies	$ (25)	$ (15,918)	$ 7,291	$ 4,727	$ (22,386)	$ 33,775	$ 7,464
Corporate debt	136	9	228	(7,861)	2,833	6,338	1,683
State and municipal bonds	5,614	4,244	737	4,435	1,647	108,521	125,198
Total debt securities	5,725	(11,665)	8,256	1,301	(17,906)	148,634	134,345
Equity and other securities	—	—	—	—	—	7,308	7,308
Total trading securities	$ 5,725	$ (11,665)	$ 8,256	$ 1,301	$ (17,906)	$ 155,942	$ 141,653
Fair Value of Other Financial Instruments
U.S. Government and agencies	$242,185	$ —	$ —	$ —	$ 480	$ 2,714	$ 245,379
Corporate debt	1,550	742	1,593	389	—	—	4,274
Total debt securities	243,735	742	1,593	389	480	2,714	249,653
Equity and other securities	—	—	—	—	—	30,807	30,807
Total other financial instruments	$243,735	$ 742	$ 1,593	$ 389	$ 480	$ 33,521	$ 280,460
Total trading and other financial instruments	$249,460	$ (10,923)	$ 9,849	$ 1,690	$ (17,426)	$ 189,463	$ 422,113
Weighted Average Yield
U.S. Government and agencies	4.08%	1.09%	2.30%	1.67%	2.16%	4.15%
Corporate debt	1.89	5.62	3.53	3.90	4.45	5.01
State and municipal bonds	4.45	3.05	3.63	3.54	2.80	3.79

In addition to the financial instruments included in the table, we have four long-term debt facilities, which are described in “Liquidity and Capital Resources.”

Our net investments in foreign subsidiaries are impacted by fluctuations of foreign exchange rates. These fluctuations are recorded as a component of Stockholders’ Equity and are not material to our financial condition. The impact of currency fluctuations during the year on our results of operations was not material.

Credit Risk

Credit risk represents the loss that we would incur if a client, counterparty or issuer of securities or other instruments held by Legg Mason fails to perform its contractual obligations to us. We follow industry practice to reduce credit risk related to various investing and financing activities by obtaining and maintaining collateral. Credit exposure associated with our private client business consists primarily of customer margin accounts, which are monitored daily. We monitor exposure to industry sectors and individual securities and perform sensitivity analyses on a regular basis in connection with our margin lending activities. We adjust margin requirements if we believe the risk exposure is not appropriate based on market conditions.

Operational Risk

Operational risk generally refers to the risk of loss resulting from operating activities, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. We operate different businesses in diverse markets and we are reliant on the ability of our employees and systems to process high volumes of transactions often within limited time frames. In the event of a breakdown or improper operation of systems, human error or improper action by employees, we could suffer financial loss, regulatory sanctions or damage to our reputation. In order to mitigate and control operational risk, we have developed and continue to enhance policies and procedures that are designed to identify and manage operational risk at appropriate levels. For example, we have procedures requiring that all securities transactions must be confirmed on a timely basis, that position valuations be subject to periodic independent review procedures and that collateral and adequate

Exhibit 99

documentation are obtained from counterparties in appropriate circumstances. We conduct periodic self-assessments, internal audits and compliance department examinations to assess the design and operational effectiveness of internal controls.

Disaster recovery plans exist for our critical systems, and redundancies are built into the systems as deemed appropriate. We believe that our disaster recovery program, including off- site back-up technology and operational facilities, is adequate to handle a reasonable business disruption. However, there can be no assurances that a disaster directly affecting our headquarters or our operations centers would not have a material adverse impact. Insurance and other safeguards might only partially reimburse us for our losses.

Legal Risk

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business. We have various procedures addressing some of these issues, such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, protection of client information, collection activities, money-laundering and record keeping.

Critical Accounting Policies

Accounting policies are an integral part of the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America. Understanding these policies, therefore, is a key factor in understanding our reported results of operations and financial position. See Note 1 of Notes to Consolidated Financial Statements for a discussion of our significant accounting policies and other information. Certain critical accounting policies require us to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the financial statements. Due to their nature, estimates involve judgment based upon available information. Therefore, actual results or amounts could differ from estimates and the difference could have a material impact on the consolidated financial statements.

We consider the following to be among our current accounting policies that involve significant estimates or judgments.

Valuation of Financial Instruments

Substantially all financial instruments are reflected in the financial statements at fair value or amounts that approximate fair value. Cash and securities segregated for regulatory purposes or deposited with clearing organizations, Securities purchased under agreements to resell, Trading assets, Investment securities and Trading liabilities on the Consolidated Balance Sheets include forms of financial instruments. Unrealized gains and losses related to these financial instruments are reflected in net earnings or other comprehensive income, depending on the underlying purpose of the instrument.

For Trading assets and Trading liabilities, we value equity securities using prices from independent sources such as external pricing services, broker or dealer price quotations, and closing market prices for listed instruments, when available. Fixed income securities are valued using external pricing services, third-party broker or dealer price quotations, or traders’ estimates based on spreads to actively traded benchmark debt instruments with readily available market prices. Traders’ estimates are compared to external pricing services to verify that there are no material variations, either individually or in the aggregate, and further verified through comparison to actual values realized.

In instances where a security is subject to transfer restrictions, the value of the restricted security is based primarily on the price of the same security without restriction, but may be reduced by an amount estimated to reflect such restrictions. In addition, even where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. We generally assume that the size of positions in securities that we hold would not be large enough to affect the quoted price of the securities if sold, and that any such sale would occur in an orderly manner. However, these assumptions may be incorrect and the actual value received upon disposition could be different from the current carrying value.

We evaluate our non-trading Investment securities for “other than temporary” impairment. Impairment may exist when the fair value of an investment security has been below the adjusted cost for an extended period of time. If an “other than temporary” impairment is determined to exist, the difference between the adjusted cost of the investment security and its current fair value is recognized as a charge to earnings in the period in which the impairment is determined.

For investments in illiquid and privately held securities for which market prices or quotations are not readily available, the determination of fair value requires us to estimate the value of the securities based upon available information. As of March 31, 2005 and 2004, we owned approximately $5.3 million and $3.2 million, respectively, of non-trading financial instruments, primarily related to discontinued operations, which were valued on our assumptions or estimates.

At March 31, 2005 and 2004, we also have approximately $33.2 million and $26.2 million, respectively, of other investments, such as investment partnerships, primarily in continuing operations.  These investments are primarily reflected in non-current Other Assets on the Consolidated Balance Sheets and are generally accounted for under the cost or equity method.

Intangible Assets and Goodwill

SFAS No. 141, “Business Combinations,” requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, it provides that the cost of an acquired entity must be allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values at date of acquisition. The excess cost over the fair value of the net assets acquired must be recognized as goodwill.

Exhibit 99

SFAS No. 142, “Goodwill and Other Intangible Assets,” provides that goodwill is not amortized and the value of an identifiable intangible asset must be amortized over its useful life, unless the asset is determined to have an indefinite useful life.

Our identifiable intangible assets consist primarily of asset management contracts, contracts to manage proprietary mutual funds and trade names. Management contracts are amortizable intangible assets that are capitalized at acquisition and amortized over the expected life of the contract. Contracts to manage proprietary mutual funds are indefinite-life intangible assets because we assume that there is no foreseeable limit on the contract period due to the likelihood of continued renewal at little or no cost. Similarly, trade names are considered indefinite-life intangible assets because they are expected to generate cash flows indefinitely. Goodwill represents the residual amount of acquisition cost above identified tangible and intangible assets and assumed liabilities.

In allocating the purchase price of an acquisition to intangible assets, we must determine the fair value of the assets acquired. We determine fair values of intangible assets acquired, primarily asset management contracts, proprietary mutual fund management contracts and trade names, based upon certain estimates and assumptions including as to projected future cash flows, growth or attrition rates for acquired contracts based upon historical experience, estimated contract lives, discount rates and investment performance. The determination of estimated contract lives requires judgment based upon historical client turnover and attrition rates and the probability that contracts with termination dates will be renewed.

As of March 31, 2005, we had $993.4 million in goodwill, $160.1 million in indefinite-life intangible assets and $296.0 million in amortizable intangible assets. Generally, the estimated useful lives of amortizable intangible assets range from 5 to 20 years.

Goodwill is evaluated quarterly at the reporting unit level, which is one level below the operating segment, and is deemed to be impaired when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. In estimating the implied fair value of the reporting unit, we use valuation techniques based on discounted cash flows and multiples of revenues, similar to models employed in analyzing the purchase price of an acquisition target. Substantially all of our goodwill is assigned to the Asset Management operating segment. We have defined the Asset Management reporting units to be the Institutional, Mutual Funds, and Wealth Management divisions.

 Significant assumptions used in assessing the fair value of goodwill under the discounted cash flow method include the projected cash flows generated by the reporting unit, the growth rate used in projecting the cash flows, and the discount rate used to determine the present value of the cash flows. Projected cash flows are based on annualized fiscal year to date cash flows for the reporting unit and are projected forward forty years. Annual cash flow growth rates are based on historical growth rates realized by the reporting unit.

The Wealth Management reporting unit represents approximately 80% of our goodwill. Wealth Management’s cash flows are assumed to grow 10% annually over the next five years, with a long-term annual growth rate of 5%. The projected cash flows are discounted at 16% to determine the present value. Annual cash flows would have to fall by over 50%, the discount rate increased to over 25%, or cash flow growth would have to fall to zero percent for the asset to be deemed impaired.

We review the fair value of our intangible assets on a quarterly basis, considering factors such as projected cash flows and revenue multiples, to determine whether the value of the assets is impaired and the amortization periods are appropriate. If an asset is determined to be impaired, the difference between the value of the asset reflected on the financial statements and its current fair value is recognized as an expense in the period in which the impairment is determined. If the amortization periods are not appropriate, the lives are adjusted and the impact on the fair value assessed.

The fair values of intangible assets subject to amortization are determined at each reporting period using an undiscounted cash flow analysis. Significant assumptions used in assessing the fair value of management contract intangible assets include the projected cash flows generated by the contracts, the attrition rate of the contracts and the remaining life of the contracts. Projected cash flows are based on fees generated by current assets under management levels for the applicable contracts. Contracts are assumed to turnover evenly throughout the life of the intangible asset. The expected life of the asset is based upon factors such as average client retention and client turnover rates.

The management contract intangible asset related to PCM represents approximately 80% of our total amortizable intangible assets. The contracts have an expected life of 18 years (which represents an annual contract turnover rate of 6%), with an expected remaining life of 14 years at March 31, 2005. At current expected client attrition rates, the cash flows generated by the underlying management contracts held by PCM would have to decline by approximately 70% for the asset to become impaired. Similarly, with no change to the profitability of the contracts, client attrition would have to accelerate to a rate such that our estimated useful life would decline by approximately 75% before the asset would be deemed to be impaired.

For intangible assets with lives that are indeterminable or indefinite, fair value is determined based on anticipated discounted cash flows. We have two primary types of indefinite-life intangible assets: proprietary mutual fund contracts and trade names.

Significant assumptions used in assessing the fair value of indefinite-life intangible assets related to proprietary mutual fund contracts include the projected cash flows generated by those contracts and the discount rate used to determine the present value of the cash flows. Projected cash flows are based on annualized fiscal year to date cash flows for the applicable contracts and are projected forward twenty years, assuming annual cash flow growth approximating market returns. Contracts within the same family of funds are reviewed in aggregate and are considered interchangeable because investors can freely

Exhibit 99

exchange between funds. Similarly, cash flows generated by new funds added to the fund family are included when determining the fair value of the intangible asset.

Royce represents approximately 95% of our proprietary mutual fund contract intangible assets. Cash flows from these mutual fund contracts are assumed to grow 10% annually, which approximates the long-term average annual return of the Russell 20004 Index. The projected cash flows are discounted at 14% to determine the present value. Significant changes in assumptions, such as an increased discount rate or declining cash flows, could result in an impairment. At current profitability levels, cash flows generated by the Royce mutual funds contracts would have to fall approximately 85% or the discount rate used in the test would have to be raised to over 50% for the asset to be deemed impaired.

Significant assumptions used in assessing the fair value of indefinite-life intangible assets related to trade names include the projected cash flows generated by the applicable entities, the discount rate used to determine the present value of the cash flows, and the royalty fee rate. Projected cash flows are based on implied royalty fees determined by applying a 3% royalty rate to the annualized fiscal year to date revenues for the applicable entities, projected forward in perpetuity.

PCM represents approximately 85% of our trade name indefinite-life intangible assets. PCM’s revenues are assumed to grow 10% annually, which approximates the long-term average annual return of the Russell 20004 Index. The projected cash flows are discounted at 16% to determine the present value of the cash flows. If the revenue growth rate assumption were reduced to less than 3%, the discount rate increased to over 20% or the royalty rate lowered to approximately 1%, the asset would be deemed impaired.

 Some of our business acquisitions, such as PCM and Royce, involved closely held companies in which certain key employees were also owners of those companies. In establishing the purchase price, we may include contingent consideration whereby only a portion of the purchase price is paid on the acquisition date. The determination of these contingent payments is consistent with our methods of valuing and establishing the purchase price, and we record these payments as additional purchase price and not compensation when the contingencies are met. Generally, contingent payments are recorded as additional goodwill. See Note 6 of Notes to Consolidated Financial Statements for additional information regarding intangible assets and goodwill.

Liabilities for Losses and Contingencies

Legg Mason is the subject of customer complaints and has also been named as a defendant in various legal actions arising primarily from securities brokerage, asset management and investment banking activities, including certain class actions, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. Legg Mason has also been involved in governmental and self-regulatory agency investigations and proceedings. In accordance with SFAS No. 5 “Accounting for Contingencies,” we have established liabilities for potential losses from such complaints, legal actions, investigations and proceedings. In establishing these liabilities, we use our judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of the losses. In making these decisions, we base our judgments on our knowledge of the situations, consultations with legal counsel and our historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed monthly and are adjusted to reflect our estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, we cannot predict with certainty the eventual loss or range of loss related to such matters. If our judgments prove to be incorrect, our liability for losses and contingencies may not accurately reflect actual losses that result from these actions, which could materially affect results in the period the expenses are ultimately determined. As of March 31, 2005 and 2004, our liability for losses and contingencies was $27.0 million and $31.8 million, respectively. The most significant component of the liability balance for both periods reflects an approximate $20.0 million verdict rendered in October 2003, which was confirmed in a subsequent judgment, for a copyright infringement lawsuit that is being appealed. See Note 11 of Notes to Consolidated Financial Statements for additional disclosures regarding contingencies.

Stock-Based Compensation

Our stock-based compensation plans include stock options, employee stock purchase plans, restricted stock awards and deferred compensation and retention bonuses payable in stock. Under our stock compensation plans, we issue stock options to officers, key employees and non-employee members of our Board of Directors. Prior to April 1, 2003, we accounted for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. In accordance with APB No. 25, prior to fiscal 2004, compensation expense was not recognized for stock options because they had no intrinsic value on the date of grant, since the exercise price of the options was equal to the market value of the underlying common stock.

During fiscal 2004, we adopted the fair value method of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” prospectively for all stock options granted and stock purchase plan transactions after April 1, 2003, using the Black-Scholes option pricing model. Under the prospective method allowed under SFAS No. 148, compensation expense is recognized based on the fair value of stock options granted after April 1, 2003 over the applicable vesting period. No compensation expense is recognized for stock options granted prior to April 1, 2003.

Exhibit 99

Therefore, the expense related to stock-based employee compensation included in the determination of net income for March 31, 2005 is less than that which would have been included if the fair value method had been applied to all awards.

In accordance with the provisions of SFAS No. 148, we provide disclosure in Note 1 of Notes to Consolidated Financial Statements of the pro forma results under the modified prospective fair value based method, as if compensation expense associated with all stock option grants had been recognized over their respective vesting period. If we accounted for prior years’ stock option grants under the modified prospective fair value based method, net income from continuing operations would have been reduced by $7.9 million, $9.8 million and $12.9 million in fiscal 2005, 2004 and 2003, respectively. Net income from discontinued operations would have been reduced by $6.1 million, $7.5 million and $9.8 million in fiscal 2005, 2004 and 2003, respectively. The reduction in these amounts is a result of a decrease in the number of stock options granted and the impact of the inclusion of additional years of expense in the actual results of operations since the adoption in fiscal 2004. We granted 574,035, 914,475 and 2,243,835 stock options in fiscal 2005, 2004 and 2003, respectively.

We determine the fair value of each option grant using the Black-Scholes option-pricing model, which requires management to develop estimates regarding certain input variables. The inputs for the Black-Scholes model include: stock price on the date of grant, exercise price of the option, dividend yield, volatility, expected life and the risk-free interest rate, all of which except the grant date stock price and the exercise price require estimates or assumptions. We calculate the dividend yield based upon the average of the historical quarterly dividend payments over a term equal to the vesting period of the options. We estimate volatility based upon the historical prices of our stock over a period equal to the expected life of the option. The expected life is the estimated length of time an option is held before it is either exercised or canceled, based upon our historical option exercise experience. The risk-free interest rate is the rate available for zero coupon U.S. Government issues with a remaining term equal to the expected life of the options being valued. If we used different methods to estimate our variables for the Black-Scholes model, or if we used a different type of option pricing model, the fair value of our option grants may be different.

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123R”) requiring companies to record share-based payment transactions as compensation expense at fair market value under either the modified prospective or modified retrospective transition method. In April 2004, the SEC delayed the effective date of SFAS No. 123R until our fiscal 2007.

Income Taxes

We make certain estimates and judgments in determining our income tax provision for financial statement purposes. These estimates and judgments are used in determining the tax basis of assets and liabilities, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of revenue and expense recognition for tax and financial statement purposes.

We also assess the likelihood that we will be able to recover our deferred tax assets. If it is more likely than not that the deferred tax asset will not be recovered then we must establish a valuation allowance and increase our deferred tax provision. We recorded a valuation allowance related to continuing operations of $23.0 million and $25.3 million as of March 31, 2005 and 2004, respectively, related to U.S. state net operating loss carryforwards and non-U.S. net operating and capital loss carryforwards, since it is more likely than not that these benefits will not be realized.

In addition, the calculation of our tax liabilities involves uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax uncertainties in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. If we determine that our estimates have changed, the income tax provision will be adjusted in the period in which that determination is made.

Forward-Looking Statements

Information or statements provided by or on behalf of Legg Mason from time to time, including those within this 2005 Annual Report on Form 10-K, may contain certain “forward-looking information,” including information relating to anticipated growth in revenues or earnings per share, anticipated changes in our businesses or in the amount of client assets under management, anticipated future performance of our business, anticipated expense levels, changes in expenses, the expected effects of acquisitions and expectations regarding financial market conditions. We caution readers that any forward-looking information provided by or on behalf of Legg Mason is not a guarantee of future performance. Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are outside of our control, including but not limited to those discussed below, those discussed under the heading “Factors Affecting the Company and the Financial Services Industry” and elsewhere in this Annual Report on Form 10-K. Further, such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligations to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Our future revenues from continuing and discontinued operations may fluctuate due to numerous factors, such as: the total value and composition of assets under management; the volume of trading in securities; the volatility and general level of securities prices and interest rates; the relative investment performance of company-sponsored investment funds and other asset management products compared with competing offerings and market indices; investor sentiment and confidence; general economic conditions; our ability to maintain investment management and administrative fees at current levels; the level of margin and customer account balances; competitive conditions in each of our business segments; the demand for investment banking services; the ability to attract and retain key personnel and the effects of acquisitions, including prior acquisitions.  Our future operating results are also dependent upon the level of operating expenses, which are subject to

Exhibit 99

fluctuation for the following or other reasons: variations in the level of compensation expense incurred as a result of changes in the number of total employees, competitive factors, changes in the percentages of net revenues paid as compensation or other reasons; variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred by us to maintain our administrative infrastructure; unanticipated costs that may be incurred by Legg Mason from time to time to protect client goodwill or in connection with litigation or regulatory proceedings; and the effects of acquisitions.

Our business is also subject to substantial governmental regulation and changes in legal, regulatory, accounting, tax and compliance requirements that may have a substantial effect on our business and results of operations.

Effects of Inflation

Based on today’s low inflationary rates and because our assets are primarily monetary in nature, consisting of cash and cash equivalents, securities and receivables, we believe that our assets are not significantly affected by inflation. The rate of inflation, however, can affect various expenses, including employee compensation, communications and technology and occupancy, which may not be readily recoverable in charges for services provided by us.

Recent Accounting Developments

The FASB has issued the following pronouncements during fiscal 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which requires all share-based payment transactions to be valued using the fair value method. SFAS 123R eliminates the ability to account for share-based compensation using the intrinsic value method under Accounting Principles Board Opinion (“APB”) 25. Originally, SFAS 123R was effective for all interim periods beginning after June 15, 2005, but in April 2005 the SEC amended the date for compliance by allowing the effective date to be the annual reporting period beginning after June 15, 2005. As such, SFAS 123R is effective for fiscal 2007. See table in Stock Based Compensation of Note 1 of Notes to Consolidated Financial Statements for additional information on the potential impact on Legg Mason’s Consolidated Financial Statements.

In December 2004, the FASB issued FASB Staff Position FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act, which was signed into law on October 22, 2004, provides for a one-time dividends received deduction on the repatriation of certain foreign earnings to U.S. taxpayers. Historically, Legg Mason has reinvested cumulative undistributed earnings of its non- U.S. subsidiaries and, accordingly, deferred U.S. federal income taxes on such undistributed earnings were not recorded. Legg Mason is currently evaluating the income tax effects of the foreign earnings repatriation provision within the Act and cannot reasonably estimate the income tax effects, if any, at this time.

The Emerging Issues Task Force (“EITF”) reached a consensus regarding Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The guidance in this EITF requires contingently convertible instruments, if dilutive, to be included retroactively in diluted earnings per share computations from the date of issuance of the instruments. The effective date of this EITF is for reporting periods ending after December 15, 2004. As a result of the adoption of this EITF, our contingently convertible senior notes are now included in our diluted earnings per share computation for fiscal 2004 and 2003, which has resulted in a reduction in diluted earnings per share of $0.06 and $0.07, respectively, for these periods.

The EITF reached a consensus on Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other Than Goodwill.” Companies who have applied the residual method to the valuation of intangible assets for purposes of impairment testing should perform an impairment test applying this guidance by no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method should be reported as a cumulative effect of a change in accounting principle. These requirements should be applied to business combinations completed after September 29, 2004. The adoption of EITF D-108 did not impact Legg Mason’s Consolidated Financial Statements.

The EITF reached a consensus on Issue 04-10, “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds.” This EITF requires that individual operating segments that do not meet the quantitative thresholds set forth in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” for separate reporting may be aggregated only if the segments meet certain requirements. These requirements are applicable for fiscal years ending after October 13, 2004. The adoption of EITF 04-10 did not impact Legg Mason’s identified segments.

The EITF reached a consensus on Issue 03-16, “Accounting for Investments in Limited Liability Companies.” This EITF requires that an investment in a Limited Liability Company (“LLC”) that maintains a “specific ownership account” for each investor – similar to a partnership capital account structure – should be viewed as similar to an investment in a limited partnership for purposes of determining whether a non-controlling investment in an LLC should be accounted for using the cost method or the equity method. These requirements are applicable for reporting periods beginning after June 15, 2004. The adoption of EITF 03-16 did not materially impact Legg Mason’s Consolidated Financial Statements.

Exhibit 99

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Management on Internal Control Over Financial Reporting

The management of Legg Mason, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting.

Legg Mason’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Legg Mason’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Legg Mason; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of Legg Mason are being made only in accordance with authorizations of management and directors of Legg Mason; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Legg Mason’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2005, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control – Integrated Framework. Based on that assessment, management concluded that, as of March 31, 2005, Legg Mason’s internal control over financial reporting is effective based on the criteria established in the COSO framework.

Management’s assessment of the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2005, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing herein, which expresses unqualified opinions on management’s assessment and on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2005.

/s/ Raymond A. Mason

Raymond A. Mason

Chairman, President and Chief Executive Officer

/s/ Charles J. Daley, Jr.

Charles J. Daley, Jr.

Senior Vice President, Treasurer and

Chief Financial Officer

Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Stockholders of Legg Mason, Inc.:

We have completed an integrated audit of Legg Mason, Inc.’s March 31, 2005 consolidated financial statements and of its internal control over financial reporting as of March 31, 2005 and audits of its March 31, 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income and cash flows present fairly, in all material respects, the financial position of Legg Mason, Inc. and its subsidiaries at March 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, appearing in Legg Mason, Inc.'s Current Report on Form 8-K, that the Company maintained effective internal control over financial reporting as of March 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria.  Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.  We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Exhibit 99

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 2, 2005, except as to the effects of reclassification of 2005, 2004, and 2003 amounts for discontinued operations as discussed in Note 3, as to which the date is December 5, 2005

Exhibit 99

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	Years Ended March 31,
	2005	2004	2003
Operating Revenues
Investment advisory and related fees
Separate accounts	$ 821,009	$ 592,175	$ 412,605
Funds	460,629	329,908	223,540
Distribution and service fees	261,587	206,321	147,303
Other	27,475	24,672	19,698
Total operating revenues	1,570,700	1,153,076	803,146
Operating Expenses
Compensation and benefits	661,785	477,198	335,437
Distribution and servicing	253,394	195,609	135,821
Communications and technology	46,299	35,007	31,205
Occupancy	27,472	23,807	19,652
Amortization of intangible assets	21,286	20,465	21,965
Litigation award settlement	—	19,000	150
Other	71,347	55,742	44,398
Total operating expenses	1,081,583	826,828	588,628

Operating Income	489,117	326,248	214,518

Other Income (Expense)
Interest income	20,059	14,259	22,071
Interest expense	(44,765)	(44,734)	(52,654)
Other	6,347	5,790	(2,733)
Total other income (expense)	(18,359)	(24,685)	(33,316)
Income from Continuing Operations
before Income Tax Provision	470,758	301,563	181,202
Income tax provision	175,334	114,223	67,888
Income from Continuing Operations	295,424	187,340	113,314
Income from discontinued operations, net of taxes	113,007	103,943	77,595
Gain on sale of discontinued operations, net of taxes	—	6,481	—
Net Income	$ 408,431	$ 297,764	$ 190,909
Net Income per Common Share
Basic:
Income from continuing operations	$ 2.86	$ 1.87	$ 1.15
Income from discontinued operations	1.09	1.04	0.78
Gain on sale of discontinued operations	—	0.06	—
	$ 3.95	$ 2.97	$ 1.93
Diluted:
Income from continuing operations	$ 2.56	$ 1.68	$ 1.07
Income from discontinued operations	0.97	0.91	0.71
Gain on sale of discontinued operations	—	0.06	—
	$ 3.53	$ 2.65	$ 1.78

See notes to consolidated financial statements.

Exhibit 99

Consolidated Balance Sheets

(Dollars in thousands)

	March 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$ 795,121	$ 725,571
Receivables:
Investment advisory and related fees	263,153	190,890
Other	43,849	32,777
Other current assets	37,405	32,279
Assets of discontinued operations held for sale	5,347,611	5,189,971
Total current assets	6,487,139	6,171,488
Restricted cash	20,658	—
Investment securities, at fair value	73,956	46,168
Equipment and leasehold improvements, net	92,351	86,167
Intangible assets, net	453,923	441,013
Goodwill	992,800	465,641
Other	98,645	72,006
Total Assets	$ 8,219,472	$ 7,282,483
Liabilities and Stockholders’ Equity
Liabilities
Current Liabilities:
Accrued compensation	$ 289,419	$ 211,131
Other current liabilities	117,863	109,560
Current portion of long-term debt	103,017	—
Liabilities of discontinued operations held for sale	4,429,031	4,436,904
Total current liabilities	4,939,330	4,757,595
Deferred compensation	106,624	52,116
Other	172,225	118,924
Long-term debt	708,147	794,238
Total Liabilities	5,926,326	5,722,873
Commitments and Contingencies (Note 11)
Stockholders’ Equity
Common stock, par value $.10; authorized 250,000,000 shares; issued 106,683,861 shares in 2005 and 66,548,716 shares in 2004	10,668	6,655
Shares exchangeable into common stock	6,697	7,351
Additional paid-in capital	765,863	391,597
Deferred compensation and officer note receivable	(29,667)	(30,224)
Employee stock trust	(127,780)	(117,331)
Deferred compensation employee stock trust	127,780	117,331
Retained earnings	1,523,875	1,173,282
Accumulated other comprehensive income, net	15,710	10,949
Total Stockholders’ Equity	2,293,146	1,559,610
Total Liabilities and Stockholders’ Equity	$ 8,219,472	$ 7,282,483

See notes to consolidated financial statements.

Exhibit 99

Consolidated Statements of Changes in Stockholders’ Equity

(Dollars in thousands)

	Years Ended March 31,
	2005	2004	2003
Common Stock
Beginning balance	$ 6,655	$ 6,483	$ 6,444
Shares issued for:
Stock option exercises	229	185	50
Deferred compensation trust	24	19	26
Deferred compensation	20	10	28
Exchangeable shares	26	37	17
Business acquisition	—	—	6
Shares retired	(73)	(79)	(88)
Stock split	3,327	—	—
Stock issuance	460	—	—
Ending balance	10,668	6,655	6,483
Shares Exchangeable into Common Stock
Beginning balance	7,351	8,736	9,400
Exchanges	(654)	(1,385)	(664)
Ending balance	6,697	7,351	8,736
Additional Paid-in Capital
Beginning balance	391,597	357,622	358,972
Stock option exercises	76,012	76,238	10,193
Deferred compensation trust	14,674	13,252	12,286
Deferred compensation	14,496	8,457	14,143
Exchangeable shares	628	1,348	647
Business acquisition	—	—	3,256
Shares retired	(40,656)	(65,320)	(41,875)
Stock split	(3,327)	—	—
Stock issuance	312,439	—	—
Ending balance	765,863	391,597	357,622
Deferred Compensation and Officer Note Receivable
Beginning balance	(30,224)	(34,578)	(32,007)
Increase in unearned compensation	(13,508)	(7,664)	(13,594)
Repayment of officer note receivable	895	1,084	874
Amortization of deferred compensation	13,170	10,934	10,149
Ending balance	(29,667)	(30,224)	(34,578)
Employee Stock Trust
Beginning balance	(117,331)	(109,803)	(90,674)
Shares issued to plan	(20,365)	(20,306)	(25,113)
Distributions and forfeitures	9,916	12,778	5,984
Ending balance	(127,780)	(117,331)	(109,803)
Deferred Compensation Employee Stock Trust
Beginning balance	117,331	109,803	90,674
Shares issued to plans	20,365	20,306	25,113
Distributions and forfeitures	(9,916)	(12,778)	(5,984)
Ending balance	127,780	117,331	109,803
Retained Earnings
Beginning balance	1,173,282	913,670	751,635
Dividends declared	(57,838)	(38,152)	(28,874)
Net income	408,431	297,764	190,909
Ending balance	1,523,875	1,173,282	913,670
Accumulated Other Comprehensive Income (Loss), net
Beginning balance	10,949	(3,976)	(9,896)
Unrealized holding losses on investment securities, net of taxes	(54)	(72)	(991)
Reclassification adjustment for (gains) losses on investment securities included in net income, net of taxes	10	(44)	90
Unrealized gains (losses) on cash flow hedge, net of taxes	—	461	(1,326)
Reclassification adjustment for loss on cash flow hedge, net of taxes	—	1,036	—
Foreign currency translation adjustment	4,805	13,544	8,147
Ending balance	15,710	10,949	(3,976)
Total Stockholders’ Equity	$ 2,293,146	$ 1,559,610	$ 1,247,957

See notes to consolidated financial statements.

Exhibit 99

Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Years Ended March 31,
	2005	2004	2003
Net Income	$ 408,431	$ 297,764	$ 190,909
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	4,805	13,544	8,147
Unrealized gains (losses) on investment securities:
Unrealized holding losses arising during the period	(54)	(72)	(991)
Reclassification adjustment for (gains) losses included in net income	10	(44)	90
Net unrealized losses	(44)	(116)	(901)
Unrealized gains (losses) on cash flow hedges:
Unrealized holding gains (losses) arising during the period	—	461	(1,326)
Reclassification adjustment for loss included in net income	—	1,036	—
Net unrealized gains (losses)	—	1,497	(1,326)
Total other comprehensive income	4,761	14,925	5,920
Comprehensive Income	$ 413,192	$ 312,689	$ 196,829

See notes to consolidated financial statements.

Exhibit 99

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended March 31,
	2005	2004	2003
Cash Flows from Operating Activities
Income from continuing operations	$ 295,424	$ 187,340	$ 113,314
Non-cash items included in earnings:
Depreciation and amortization	44,332	39,156	40,706
Accretion and amortization of securities discounts and premiums, net	8,201	7,528	7,737
Deferred compensation	9,921	11,213	3,123
Unrealized (gains) losses on firm investments	(1,803)	(3,667)	328
Intangible asset impairments	—	—	2,787
Other	1,265	3,137	798
Deferred income taxes	39,266	(4,613)	15,325
Gain on sale of assets	—	—	(1,331)
Gain on sale of discontinued operations	—	(10,861)	—
Purchases of trading investments, net	(30,701)	(11,018)	(2,517)
Decrease (increase) in assets excluding acquisitions:
Receivables for investment advisory and related fees	(71,739)	(73,135)	(8,940)
Other receivables	(10,352)	(69,313)	9,314
Restricted cash	(20,658)	—	—
Other current assets	23,351	22,268	(18,471)
Other	(26,639)	(26,330)	(1,346)
Increase (decrease) in liabilities excluding acquisitions:
Accrued compensation	72,434	71,729	20,301
Deferred compensation	54,508	28,372	12,683
Other current liabilities	1,401	65,392	(42,869)
Other	9,473	53,726	6,344
Cash Provided by Operating Activities	397,684	290,924	157,286
Cash Flows from Investing Activities
Payments for:
Equipment and leasehold improvements	(30,285)	(46,842)	(19,198)
Acquisitions, net of cash acquired	(57,404)	(3,967)	(3,243)
Contractual acquisition earnouts	(502,500)	(543)	—
Proceeds from sale of assets	—	56,923	1,451
Purchases of investment securities	(10,654)	(15,604)	(25,904)
Proceeds from sales and maturities of investment securities	10,827	16,105	139,076
Cash Provided by (Used for) Investing Activities	(590,016)	6,072	92,182
Cash Flows from Financing Activities
Net increase (decrease) in short-term borrowings	—	(4,708)	4,708
Net proceeds from issuance of long-term debt	20,000	—	—
Repayment of notes payable of finance subsidiaries	—	—	(111,631)
Issuance of common stock	370,336	70,394	22,678
Repurchase of common stock	(40,729)	(65,399)	(41,963)
Dividends paid	(51,728)	(35,238)	(28,195)
Cash Provided by (Used for) Financing Activities	297,879	(34,951)	(154,403)
Change in Net Assets of Discontinued Operations Held for Sale	(37,678)	(29,685)	81,722
Effect of Exchange Rate Changes on Cash	1,681	2,893	2,405
Net Increase in Cash and Cash Equivalents	69,550	235,253	179,192
Cash and Cash Equivalents at Beginning of Year	725,571	490,318	311,126
Cash and Cash Equivalents at End of Year	$ 795,121	$ 725,571	$ 490,318
Supplementary Disclosure
Cash paid for:
Income Taxes	$ 191,708	$ 166,212	$ 121,639
Interest	70,815	53,157	69,879

 See notes to consolidated financial statements.

Exhibit 99

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts or unless otherwise noted)

1.  Summary of Significant Accounting Policies

Basis of Presentation

Legg Mason, Inc. (“Parent”) and its subsidiaries (collectively, “Legg Mason”) are principally engaged in providing asset management, securities brokerage, investment banking and related financial services to individuals, institutions, corporations and municipalities. The consolidated financial statements include the accounts of the Parent and its subsidiaries in which it has a controlling financial interest. Generally, an entity is considered to have a controlling financial interest when it owns a majority of the voting interest in an entity. Legg Mason is also required to consolidate any variable interest entity (“VIE”) in which it is considered to be the primary beneficiary. See discussion of Special Purpose Entities that follows, as well as Note 18, for a further discussion of variable interest entities. All material intercompany balances and transactions have been eliminated. Unless otherwise noted, all per share amounts include both common shares of Legg Mason and shares issued in connection with the acquisition of Legg Mason Canada Inc., which are exchangeable into common shares of Legg Mason on a one-for-one basis at any time. Where appropriate, prior years’ financial statements reflect reclassifications to conform to the current year presentation.

In connection with the announced sale of our Private Client and Capital Markets (“PC/CM”) businesses as described in Notes 3 and 21, we have reflected the assets and liabilities of these business segments as Assets and Liabilities of discontinued operations held for sale on the Consolidated Balance Sheets.  The PC/CM businesses include the Parent’s primary broker-dealer subsidiary.  Accordingly, balance sheets are now presented in a classified format, with assets and liabilities designated as current or non-current.  We have also reflected the related results of operations of PC/CM as Income from discontinued operations on the Consolidated Statements of Income.

Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes, including fair value of financial instruments, intangible assets and goodwill, liabilities for losses and contingencies, stock-based compensation and income taxes. Management believes that the estimates used are reasonable, although actual amounts could differ from those estimates and the differences could have a material impact on the consolidated financial statements.

Cash and Cash Equivalents

Cash equivalents, other than those used for trading purposes, are highly liquid investments with original maturities of 90 days or less.

Restricted Cash

Restricted cash at March 31, 2005 is $20,658, which represents cash in an escrow account in connection with our appeal of a judgment in a civil copyright lawsuit. This cash is not available to Legg Mason for general corporate use. See Note 11 for a discussion of the civil copyright lawsuit.

Repurchase Agreements

Legg Mason invests in short-term securities purchased under agreements to resell collateralized by U.S. government and agency securities, which are also included in Cash and securities segregated for regulatory purposes or deposited with clearing organizations in Assets of discontinued operations held for sale as described in Note 3.  Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financings. It is the policy of Legg Mason to obtain possession of collateral with a market value in excess of the principal amount loaned. Collateral is valued daily, and Legg Mason may require counterparties to deposit additional collateral when appropriate. Securities purchased under agreements to resell and securities sold under agreements to repurchase are carried at contractual amounts, plus accrued interest. Securities sold under agreements to repurchase, if any, are included in Short-term borrowings.

Securities Transactions

Customer securities transactions are recorded on a settlement date basis. Related commission revenues and expenses are recorded on a trade date basis. Receivables from and payables to customers are included in Assets and Liabilities of discontinued operations held for sale as described in Note 3, and represent balances arising from cash and margin transactions. Securities owned by customers held as collateral for the receivable balances are not reflected in the consolidated financial statements. See Note 17 for a discussion of off-balance sheet risk.

Securities Lending

Securities borrowed and loaned are accounted for as collateralized financings and recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Legg Mason to deposit cash with the lender. Legg Mason generally receives cash as collateral for securities loaned. The fee received or paid by Legg Mason is recorded as interest income or expense. Legg Mason monitors the fair value of securities borrowed and loaned on a daily basis, with additional

Exhibit 99

collateral obtained or refunded, as necessary.  Securities borrowed and loaned are part of Assets and Liabilities of discontinued operations held for sale as described in Note 3.

Financial Instruments

Substantially all financial instruments are reflected in the financial statements at fair value or amounts that approximate fair value. Cash and securities segregated for regulatory purposes or deposited with clearing organizations, Securities purchased under agreements to resell, Trading assets, Investment securities and Trading liabilities include forms of financial instruments.  See Note 3 for financial instruments related to Assets and Liabilities of discontinued operations held for sale.

The Parent and its non-broker-dealer subsidiaries hold debt and marketable equity investments which are classified as available-for-sale, held-to-maturity or trading. Debt and marketable equity securities classified as available-for-sale are reported at fair value and resulting unrealized gains and losses are reflected in stockholders’ equity and comprehensive income, net of applicable income taxes. Debt securities, for which there is positive intent and ability to hold to maturity, are classified as held-to-maturity and are recorded at amortized cost. Amortization of discount or premium is included in interest income.

Financial instruments used in trading activities of the Parent’s broker-dealer subsidiaries, which are now included in discontinued operations as described in Note 3, are generally recorded on a trade date basis and carried at fair value with unrealized gains and losses reflected in current period earnings in discontinued operations. However, securities transactions that are scheduled to settle beyond the normal settlement date are considered forward contracts and, therefore, are not reflected in trading assets or liabilities. However, unrealized gains and losses on these securities are reflected in Trading assets and Trading liabilities and current period earnings in discontinued operations. In addition, certain investment securities held by non broker-dealer subsidiaries are classified as trading securities. These investments are recorded at fair value and unrealized gains and losses are also included in earnings from continued operations. Realized gains and losses for all investments are included in current period earnings.

For Trading assets and Trading liabilities, fair values for equity securities are generally determined by using prices from independent sources such as external pricing services, broker or dealer price quotations, and closing market prices for listed instruments, when available. Fixed income securities are valued using external pricing services, third-party broker or dealer price quotations, or traders’ estimates based on spreads to actively traded benchmark debt instruments with readily available market prices. Traders’ estimates are compared to external pricing services to verify that there are no material variations, either individually or in the aggregate and further verified through comparison to actual values realized.

In instances where a security is subject to transfer restrictions, the value of the security is based primarily on the quoted price of the same security without restriction, but may be reduced by an amount to reflect such restrictions. In addition, even where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. Legg Mason generally assumes that the size of positions that it holds in securities would not be large enough to affect the quoted price of the securities if sold, and that any such sale would happen in an orderly manner. However, these assumptions may be incorrect and the actual value received upon disposition could be different from the current carrying value.

Legg Mason evaluates its non-trading Investment securities for “other than temporary” impairment. Impairment may exist when the fair value of an investment security has been below the adjusted cost for an extended period of time. If an “other than temporary” impairment is determined to exist, the difference between the value of the investment security recorded on the financial statements and its fair value is recognized as a charge to earnings in the period the impairment is determined. As of March 31, 2005 and 2004, the amount of unrealized losses for investment securities not recognized in earnings was not material.

For investments in illiquid and privately-held securities for which market prices or quotations are not readily available, the determination of the fair value requires management to estimate the value of the security based upon available information. As of March 31, 2005 and 2004, Legg Mason had approximately $5,253 and $3,166, respectively, of non-trading financial instruments, primarily related to discontinued operations, which were valued based upon management’s assumptions or estimates.

At March 31, 2005 and 2004, Legg Mason had approximately $33,169 and $26,179, respectively, of other investments, such as investment partnerships, primarily in continuing operations.  These investments are primarily reflected in non-current Other Assets on the Consolidated Balance Sheets and are generally accounted for under the cost or equity method.

In addition to the financial instruments described above, other financial instruments that are carried at fair value or amounts that approximate fair value include Cash and cash equivalents, Restricted cash, Receivables from customers, Securities borrowed, Securities loaned, Short-term borrowings and Payables to customers. The fair value of Long-term debt at March 31, 2005 and 2004 was $1,065,532 and $1,007,931 respectively. These fair values were estimated using current market prices.  See Note 3 for financial instruments related to Assets and Liabilities of discontinued operations held for sale.

Equipment and Leasehold Improvements

Equipment consists primarily of communications and technology hardware and software and furniture and fixtures. Equipment and leasehold improvements are reported at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are determined by use of the straight-line method. Equipment is depreciated over the estimated useful lives of the assets, generally ranging from three to eight years. Leasehold improvements are amortized over the term of the lease.

Exhibit 99

Maintenance and repair costs are expensed as incurred.   See Note 3 for equipment and leasehold improvements related to Assets and Liabilities of discontinued operations held for sale.

Intangible Assets and Goodwill

Intangible assets consist principally of asset management contracts, contracts to manage proprietary mutual funds and trade names. Intangible assets are amortized over their estimated useful lives, using the straight-line method, unless the asset is determined to have an indefinite useful life. Management contracts are amortizable intangible assets that are capitalized at acquisition and amortized over the expected life of the contract. As of March 31, 2005, intangible assets are being amortized over a weighted-average life of 14 years. The value of contracts to manage assets in proprietary mutual funds and the value of trade names are classified as indefinite-life intangible assets. The assignment of indefinite lives to proprietary mutual fund contracts is based upon the assumption that there is no foreseeable limit on the contract period to manage proprietary mutual funds due to the likelihood of continued renewal at little or no cost. The assignment of indefinite lives to trade names is based on the assumption that they are expected to generate cash flows indefinitely.

Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” indefinite-life intangible assets and goodwill are not amortized.

Legg Mason values its intangible assets and goodwill on a quarterly basis, considering factors such as projected cash flows and revenue multiples, to determine whether the values of each asset are impaired and the amortization periods are appropriate. If an asset is impaired, the difference between the value of the asset reflected on the financial statements and its current fair value is recognized as an expense in the period in which the impairment is determined. The fair values of intangible assets subject to amortization are reviewed at each reporting period using an undiscounted cash flow analysis. For intangible assets with indefinite lives, fair value is determined based on anticipated discounted cash flows. Goodwill is evaluated at the reporting unit level, which is one level below the operating segment, and is deemed to be impaired if the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. In estimating the fair value of the reporting unit, Legg Mason uses valuation techniques based on multiples of revenues and discounted cash flows similar to models employed in analyzing the purchase price of an acquisition target. Substantially all of Legg Mason’s goodwill is assigned to the asset management operating segment. Legg Mason has defined the Asset Management reporting units to be the Institutional, Mutual Funds and Wealth Management divisions. See Note 7 for additional information regarding intangible assets and goodwill.

Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries that are denominated in non-U.S. dollar functional currencies are translated at exchange rates as of the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in stockholders’ equity and comprehensive income. Gains or losses resulting from foreign currency transactions are included in earnings.

Investment Advisory and Related Fees

Legg Mason earns investment advisory fees on assets in investment funds and accounts managed by its subsidiaries, distribution fees on assets in company-sponsored investment funds and asset-based fees on various types of single-fee brokerage accounts. In addition, Legg Mason earns fees for performing certain administrative services for its funds. Revenues from investment advisory and related activities are recognized over the period in which services are performed. Performance fees may be earned on certain investment advisory contracts for exceeding performance benchmarks and are generally recognized at the end of the performance measurement period or when they are determined to be realizable.

Investment Banking

Underwriting revenues and fees from advisory assignments are recorded when the underlying transaction is substantially completed under the terms of the engagement and amounts are determined to be realizable. Expenses related to securities offerings in which Legg Mason acts as principal or agent are deferred until the related revenue is recognized or the offering is deemed unlikely. Expense reimbursements related to advisory activities are recorded as a reduction of related expenses. The reimbursable expenses are reviewed for collectibility at each reporting date.  Investment banking revenues are included in the results of discontinued operations.

Distribution and Service Fees

Distribution and service fees represent costs incurred related to the distribution and servicing of proprietary funds, and are largely asset-based expenses that are determined as a percentage of client assets. Reported amounts also include finders’ fees and referral fees paid to unaffiliated broker-dealers or introducing parties; expenses related to providing client or shareholder servicing, including record-keeping; administrative services related to proprietary funds or similar products borne by the adviser; and sub-advisory fees paid to unaffiliated asset managers. Distribution fees earned on company-sponsored investment funds are reported in Asset Management as gross distribution fee revenue with a corresponding distribution expense reflective of Legg Mason’s continuing role as funds’ distributor.

Exhibit 99

Stock-Based Compensation

Legg Mason’s stock-based compensation plans include stock options, employee stock purchase plans, restricted stock awards and deferred compensation and retention bonuses payable in stock. Under its stock compensation plans, Legg Mason issues stock options to officers, key employees and non-employee members of the Board of Directors. Prior to April 1, 2003, Legg Mason accounted for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. In accordance with APB No. 25, prior to fiscal 2004 compensation expense was not recognized for stock options because they have no intrinsic value (the exercise price is not less than the market price) on the date of grant.

During fiscal 2004, Legg Mason adopted the fair value method of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” prospectively for all stock options granted and stock purchase plan transactions after April 1, 2003, using the Black-Scholes option pricing model. Under the prospective method allowed under SFAS No. 148, compensation expense is recognized based on the fair value of stock options granted after April 1, 2003 over the applicable vesting period. No compensation expense is recognized for stock options granted prior to April 1, 2003. Therefore, the expense related to stock-based employee compensation included in the determination of net income for fiscal 2005 and 2004 is less than that which would have been included if the fair value method had been applied to all awards. The impact of adopting SFAS No. 123, as amended, reduced net earnings for fiscal 2005 and 2004 by $4,289, or $0.04 per diluted share and $3,310, or $0.03 per diluted share, respectively.

Legg Mason has a qualified Employee Stock Purchase Plan covering substantially all employees. Shares of common stock are purchased in the open market on behalf of participating employees, subject to a 4.5 million total share limit under the plan. Purchases are made through payroll deductions and Legg Mason provides a 10% contribution towards purchases, which is charged to earnings. During the fiscal year ended March 31, 2005, 2004 and 2003, approximately 147, 209 and 300 shares, respectively, have been purchased in the open market on behalf of participating employees.

Restricted stock awards and deferred compensation payable in stock are recognized as expense over the vesting periods.

The following tables reflect pro forma results as if compensation expense associated with all option grants (regardless of grant date) and the stock purchase plan were recognized over the vesting period:

Continuing Operations	2005	2004	2003
Income from continuing operations, net of taxes	$ 295,424	$ 187,340	$ 113,314
Gain on sale of discontinued operations	—	6,481	—
Add: stock-based compensation included in reported net income, net of taxes	2,404	2,249	147
Less: stock-based compensation determined under fair value based method, net of taxes	(10,313)	(12,010)	(13,054)
Pro forma net income from continuing operations	$ 287,515	$ 184,060	$ 100,407
Earnings per share:
As reported:
Basic	$ 2.86	$ 1.93	$ 1.15
Diluted	2.56	1.74	1.07
Pro forma:
Basic	$ 2.78	$ 1.84	$ 1.01
Diluted	2.50	1.65	0.95

Discontinued Operations	2005	2004	2003
Income from discontinued operations, net of taxes	$ 113,007	$ 103,943	$ 77,595
Add: stock-based compensation included in reported net income, net of taxes	2,630	1,913	576
Less: stock-based compensation determined under fair value based method, net of taxes	(8,717)	(9,424)	(10,346)
Pro forma net income from discontinued operations	$ 106,920	$ 96,432	$ 67,825
Earnings per share:
As reported:
Basic	$ 1.09	$ 1.04	$ 0.78
Diluted	0.97	0.91	0.71
Pro forma:
Basic	$ 1.03	$ 0.96	$ 0.69
Diluted	0.91	0.85	0.62

Exhibit 99

Consolidated Operations	2005	2004	2003
Net income, as reported	$ 408,431	$ 297,764	$ 190,909
Add: stock-based compensation included in reported net income, net of taxes	5,034	4,162	723
Less: stock-based compensation determined under fair value based method, net of taxes	(19,030)	(21,434)	(23,400)
Pro forma net income	$ 394,435	$ 280,492	$ 168,232
Earnings per share:
As reported:
Basic	$ 3.95	$ 2.97	$ 1.93
Diluted	3.53	2.65	1.78
Pro forma:
Basic	$ 3.81	$ 2.80	$ 1.70
Diluted	3.41	2.50	1.57

The weighted average fair value of stock options granted in fiscal 2005, 2004 and 2003, using the Black-Scholes option pricing model, was $22.53, $19.85 and $10.59 per share, respectively.

The following weighted average assumptions were used in the model for grants in fiscal 2005, 2004 and 2003.

	2005	2004	2003
Expected dividend yield	0.79%	0.82%	0.81%
Risk-free interest rate	4.03%	3.44%	4.09%
Expected volatility	40.99%	41.39%	34.31%
Expected lives (in years)	6.13	6.52	6.65

During fiscal 2005, 2004 and 2003, Legg Mason granted 138, 40 and 40 shares of restricted common stock, respectively, at a fair value of $60.36, $36.16 and $34.11, respectively, per share. The restricted shares vest in equal increments over three years and expense is recognized over the three-year vesting period. The restricted stock awards were non-cash transactions. In fiscal 2005, 2004 and 2003, Legg Mason recognized $3,225, $1,283 and $1,515, respectively, in compensation expense for restricted stock awards.  The increase in fiscal 2005 primarily relates to discontinued operations.

In addition, deferred compensation payable in shares of Legg Mason common stock has been granted to certain employees in mandatory and elective plans and programs under Legg Mason’s equity incentive plan. The vesting in the plans and programs ranges from immediate to periods up to six years. The plans and programs provide for discounts of up to 10% on contributions and dividends. There is no limit on the number of shares authorized to be issued under the one remaining active deferred plan. All other plans were replaced by similar programs under Legg Mason’s equity incentive plan during fiscal 2005. In fiscal 2005, 2004 and 2003, Legg Mason recognized $11,135, $10,814 and $9,843, respectively, in compensation expense, principally related to discontinued operations, for deferred compensation arrangements payable in shares of common stock. During fiscal 2005, 2004 and 2003, Legg Mason issued 308, 399 and 765 shares, respectively, under deferred compensation arrangements with a weighted-average fair value per share at grant date of $68.03, $50.83 and $32.83, respectively.

During fiscal 2005, the officer note receivable of $895 related to a stock purchase transaction was repaid.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents cumulative foreign currency translation adjustments and net gains and losses on investment securities. The significant change in the accumulated translation adjustment for fiscal 2005 and 2004 primarily resulted from the impact of changes in the British pound and the Canadian dollar in relation to the U.S. dollar on the net assets of our United Kingdom and Canadian subsidiaries, for which the pound and the Canadian dollar are the functional currencies. The summary of Legg Mason’s accumulated other comprehensive income as of March 31, 2005 and 2004 is as follows:

	2005	2004
Foreign currency translation adjustments	$ 15,616	$ 10,811
Unrealized gains on investment securities, net of taxes of $65 and $113, respectively	94	138
Total	$ 15,710	$ 10,949

The deferred tax provision (benefit) for unrealized holding gains and losses arising from investment securities during the fiscal years ended 2005, 2004 and 2003 were ($53), ($24) and $84, respectively. The deferred tax provision (benefit) for reclassification adjustments for gains (losses) included in net income on investment securities during the fiscal years ended 2005, 2004 and 2003 were $5, ($40) and ($4), respectively. The deferred tax provision (benefit) for unrealized holding gains (losses) arising from cash flow hedges during the fiscal years ended 2004 and 2003 were $282 and ($812), respectively. The

Exhibit 99

deferred tax provision (benefit) for reclassification adjustments for gains included in net income on cash flow hedges during the fiscal year ended 2004 was $635.

Supplemental Cash Flow Information

Non-cash activities are excluded from the Consolidated Statements of Cash Flows. As described in Note 10, Legg Mason has outstanding $545,285 principal amount at maturity of zero-coupon contingent convertible senior notes due on June 6, 2031. The convertible notes were issued in a private placement to qualified institutional buyers at an initial offering price of $440.70 per $1,000 principal amount at maturity. During fiscal 2005, the holders of $22,000 principal amount at maturity of the notes converted the notes into 254 shares of common stock. In connection with the sale of the mortgage banking and servicing business of Legg Mason Real Estate Services, Inc. (“LMRES”) during fiscal 2004, Legg Mason received a $6,900 non-interest bearing note due September 30, 2007, with a net present value of $5,100. Additionally, the value of common stock issued in connection with a business acquisition was $3,262 for fiscal 2003.  The amounts reflected for cash paid for income taxes and interest represent both continuing and discontinuing operations on a consolidated basis.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net earnings by the weighted average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of potential common shares.

As a result of the adoption of Emerging Issues Task Force (“EITF”) 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” diluted earnings per share for the fiscal years ended March 31, 2004 and 2003 have been restated to include, as of April 1, 2002, 6.6 million shares issuable upon conversion of our zero-coupon contingent convertible senior notes. As a result, our diluted earnings per share for fiscal 2004 and fiscal 2003 were reduced by $0.06 and $0.07, respectively. Previously, our senior notes were included in the calculation of diluted earnings per share beginning in the quarter ended December 31, 2003 because the senior notes became convertible during that quarter.

The following table presents the computations of basic and diluted EPS:

	Years Ended March 31,
	2005	2004	2003
Weighted average common shares outstanding	103,428	100,292	99,002
Potential common shares:
Employee stock options	6,192	6,254	3,407
Shares related to deferred compensation	918	945	730
Shares issuable upon conversion of debentures	6,536	6,558	6,558
Total weighted average diluted common shares	117,074	114,049	109,697
Income from continuing operations, net	$ 295,424	$ 187,340	$ 113,314
Interest expense on convertible senior notes, net of tax	4,620	4,476	4,370
Income from continuing earnings applicable to common stock	$ 300,044	$ 191,816	$ 117,684
Income from discontinued operations, net of taxes	113,007	103,943	77,595
Gain on sale of discontinued operations, net of taxes	-	6,481	-
Net income applicable to common stock	$ 413,051	$ 302,240	$ 195,279
Net Income per Common Share:
Basic
Income from continuing operations	$ 2.86	$ 1.87	$ 1.15
Income from discontinued operations	1.09	1.04	0.78
Gain on sale of discontinued operations	-	0.06	-
	$ 3.95	$ 2.97	$ 1.93
Diluted
Income from continuing operations	$ 2.56	$ 1.68	$ 1.07
Income from discontinued operations	0.97	0.91	0.71
Gain on sale of discontinued operations	-	0.06	-
	$ 3.53	$ 2.65	$ 1.78

At March 31, 2005, 2004 and 2003, options to purchase 1, 4, and 5,285 shares, respectively, were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average price of the common shares for the period.

Basic and diluted earnings per share for the fiscal years ended March 31, 2005, 2004 and 2003 include all vested shares of phantom stock related to our deferred compensation plans. Diluted earnings per share for the same periods also include unvested shares of phantom stock related to those plans unless the shares are deemed antidilutive. At March 31, 2005, 2004

Exhibit 99

and 2003, 464, 587 and 1,010 unvested shares of phantom stock, respectively, were antidilutive and therefore excluded from the computation of diluted earnings per share.

Derivative Instruments

The fair values of derivative instruments are recorded as assets or liabilities on the Consolidated Balance Sheets. Legg Mason generally does not engage in derivative or hedging activities, except for limited trading-related activities at the Parent’s primary broker-dealer subsidiary, which are now included in discontinued operations as described in Note 3. The primary broker-dealer subsidiary uses forwards, futures and purchased options, on a limited basis, as a means of hedging interest rate risk in its trading activities. Realized and unrealized gains and losses on these transactions are included in income from discontinued operations in the Consolidated Statements of Income. Legg Mason does not apply hedge accounting as defined in FASB Statement No. 133, “Accounting For Derivative Instruments and Hedging Activities,” as amended, as these financial instruments are marked to market with changes in fair values reflected in earnings. Therefore, disclosures required by FASB Statement No. 133 are generally not applicable with respect to these financial instruments.

In addition, one of the Parent’s asset management subsidiaries is the collateral manager of a collateralized debt obligation (“CDO”) and entered into a forward purchase agreement in fiscal 2002 as a cash flow hedge to purchase a $4,200 interest in the CDO in fiscal 2005. During fiscal 2004, the cash flow hedge was sold and Legg Mason recorded a realized loss of approximately $1,036, net of tax.

Special Purpose Entities

Special purpose entities (“SPEs”) are trusts, partnerships, corporations or other vehicles that are established for a limited business purpose. SPEs generally involve the transfer of assets and liabilities in which the transferor may or may not have continued involvement, derive continued benefit, exhibit control or have recourse. Legg Mason does not utilize SPEs as a form of financing or to provide liquidity, nor has Legg Mason recognized any gains or losses from the sale of assets to SPEs.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation Number (“FIN”) 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51.” FIN 46 requires all SPEs to be designated as either a voting interest entity or a VIE, with VIEs subject to consolidation by the party deemed to be the primary beneficiary, if any. A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinate financial support or in which the equity investors do not have the characteristics of a controlling financial interest. The primary beneficiary is the entity that will absorb a majority of the VIE’s expected losses, or if there is no such entity, the entity that will receive a majority of the VIE’s expected residual returns, if any. In December 2003, the FASB revised FIN 46 (“FIN 46-R”) to incorporate certain modifications. These modifications, among other things, removed the requirement to include gross fees paid to a decision maker in the determination of expected residual returns. As a result, it is unlikely that Legg Mason will be the primary beneficiary for VIEs created to manage assets for clients unless our ownership interest, including interests of related parties, as defined in FIN 46-R, in a VIE is substantial. Legg Mason adopted the provisions of FIN 46-R during fiscal 2004.  See Note 18 for additional information on VIE’s.

Recent Accounting Developments

The FASB has issued the following pronouncements during the fiscal year.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which requires all share-based payment transactions to be valued using the fair value method. SFAS 123R eliminates the ability to account for share-based compensation using the intrinsic value method under Accounting Principles Board Opinion (“APB”) 25. Originally, SFAS 123R was effective for all interim periods beginning after June 15, 2005, but in April 2005 the SEC amended the date for compliance by allowing the effective date to be the first annual reporting period beginning after June 15, 2005. As such, SFAS 123R is effective for fiscal 2007. Retroactive application of the provisions of SFAS 123R to the beginning of the fiscal year that includes the effective date is permitted, but not required. See table in Stock Based Compensation for the impact on Legg Mason’s Consolidated Financial Statements.

In December 2004, the FASB issued FASB Staff Position FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act, which was signed into law on October 22, 2004, provides for a one-time dividends received deduction on the repatriation of certain foreign earnings to U.S. taxpayers. Historically, Legg Mason has reinvested cumulative undistributed earnings of its non-U.S. subsidiaries and accordingly, deferred U.S. federal income taxes on such undistributed earnings were not recorded. Legg Mason is currently evaluating the income tax effects of the foreign earnings repatriation provision within the Act and cannot reasonably estimate the income tax effects, if any, at this time.

The EITF reached a consensus regarding Issue 04-8. The guidance in this EITF requires contingently convertible instruments, if dilutive, to be included retroactively in diluted earnings per share computations from the date of issuance of the instruments. The effective date of this EITF is for reporting periods ending after December 15, 2004. See Earnings Per Share for discussion of the impact of adopting this EITF.

The EITF reached a consensus on Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other Than Goodwill.” Companies who have applied the residual method to the valuation of intangible assets for purposes of impairment testing should perform an impairment test applying this guidance by no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method should be reported as a cumulative effect of a change in accounting

Exhibit 99

principle. These requirements should be applied to business combinations completed after September 29, 2004. The adoption of EITF D-108 did not impact Legg Mason’s Consolidated Financial Statements.

The EITF reached a consensus on Issue 04-10, “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds.” This EITF requires that individual operating segments that do not meet the quantitative thresholds set forth in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” for separate reporting may be aggregated only if the segments meet certain requirements. These requirements are applicable for fiscal years ending after October 13, 2004. The adoption of EITF 04-10 did not impact Legg Mason’s identified segments.

The EITF reached a consensus on Issue 03-16, “Accounting for Investments in Limited Liability Companies.” This EITF requires that an investment in a Limited Liability Company (“LLC”) that maintains a “specific ownership account” for each investor — similar to a partnership capital account structure — should be viewed as similar to an investment in a limited partnership for purposes of determining whether a non-controlling investment in an LLC should be accounted for using the cost method or the equity method. These requirements are applicable for reporting periods beginning after June 15, 2004. The adoption of EITF 03-16 did not materially impact Legg Mason’s Consolidated Financial Statements.

2.  Acquisitions

On November 12, 2004, Legg Mason Investment Counsel, LLC, a wholly owned subsidiary of Legg Mason, agreed to acquire from Deutsche Investment Management Americas the New York City, Philadelphia, Cincinnati and Chicago offices of Scudder Private Investment Counsel (the “Acquired Offices”). The acquisition of these offices fits Legg Mason’s strategic objective to grow its asset management business. The transaction closed on December 31, 2004. Under the terms of the agreement, Legg Mason purchased the Acquired Offices for cash of $55,000. The transaction includes a contingent payment based on the revenues of the Acquired Offices on the first anniversary of closing, with the aggregate purchase price to be no more than $81,300. The Acquired Offices had $5.4 billion of assets under management at December 31, 2004. The allocation of the purchase price resulted in $20,008 of Goodwill and $34,000 of amortizable asset management contracts. The fair value of the asset management contracts of $34,000 is being amortized over an estimated life of 12 years.  Please refer to Note 21 for information related to acquisitions subsequent to March 31, 2005.

3.  Discontinued Operations

On June 23, 2005, Legg Mason entered into an agreement to sell its PC/CM businesses to Citigroup, Inc. (“Citigroup”). Accordingly, the results of operations of these businesses are reflected as income from discontinued operations in the Consolidated Statements of Income for the years ended March 31, 2005, 2004 and 2003.  In addition, the assets and liabilities of these businesses are reflected as Assets and Liabilities of discontinued operations held for sale on the Consolidated Balance Sheets as of March 31, 2005 and 2004.  As a result of discontinued operations, Parent company interest income and expense and certain general corporate overhead costs, previously allocated to all segments, are now included in Corporate as continuing operations.  In addition, relevant disclosures have been revised for the discontinued operations in the applicable Notes to the Consolidated Financial Statements.

Exhibit 99

Results of operations for discontinued operations are summarized as follows:

	Years Ended March 31,
	2005	2004	2003
Total revenues, net of interest expense(1)	$ 856,366	$ 827,357	$ 758,465
Income from discontinued operations	187,949	171,623	127,118
Provision for income taxes	74,942	67,680	49,523
Income from discontinued operations, net	$ 113,007	$ 103,943	$ 77,595

(1) See Note 20 for information on net revenues by business segment.

The following is a summary of the Assets and Liabilities of discontinued operations held for sale as of March 31, 2005 and 2004:

	March 31, 2005	March 31, 2004
Assets
Cash and cash equivalents	$ 182,015	$ 142,470
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	2,577,295	2,876,413
Receivables:
Customer	1,130,260	1,104,830
Other receivables	120,535	123,834
Securities borrowed	784,743	568,399
Trading assets, at fair value	436,123	255,913
Investment securities, at fair value	2,754	289
Equipment and leasehold improvements, net	27,186	25,088
Intangible assets, net	2,180	3,422
Goodwill	566	566
Other assets	83,954	88,747
Total assets	$ 5,347,611	$ 5,189,971
Liabilities
Payables:
Customer	$ 3,346,679	$ 3,576,059
Other payables	72,578	81,044
Securities loaned	587,912	487,717
Trading liabilities, at fair value	222,058	114,260
Accrued compensation	97,070	92,022
Other liabilities	102,734	85,802
Total liabilities	$ 4,429,031	$ 4,436,904

On September 30, 2003, Legg Mason sold certain assets and liabilities comprising the commercial mortgage banking and mortgage servicing operations of its wholly owned subsidiary, LMRES. LMRES continues to operate its real estate investment group, which is now included in the Capital Markets segment. The sales price for the net assets was approximately $68,630, including $63,530 in cash at closing (including $40,900 that was used to repay the outstanding balance on the secured warehouse line of credit) and $6,900 in a non-interest bearing note due four years from closing, which was discounted at 8%. Legg Mason recognized a gain, net of transaction costs, of $10,861 ($6,481, net of taxes of $4,380). This gain is reflected as Gain on sale of discontinued operations on the Consolidated Statements of Income. The sale of certain assets of LMRES was a result of Legg Mason’s long-term strategic objective to focus on Legg Mason’s core businesses. Results for fiscal 2003 have been restated to reflect the results of the sold business as discontinued operations. The net assets, net revenues, pre-tax earnings, net earnings and cash flows from the operations of LMRES that were sold were not material to Legg Mason’s consolidated operations.

Exhibit 99

Equipment and Leasehold Improvements and Intangible Assets

In accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Legg Mason will no longer depreciate or amortize the equipment, leasehold improvements and intangible assets of its discontinued operations held for sale.  These assets are recorded at their carrying amount, which approximates fair value, less cost to sell.  The accumulated depreciation and amortization with respect to these assets was $46,443 and $38,643 as of March 31, 2005 and 2004, respectively.

4.  Receivable from and Payable to Customers

Receivable from and payable to customers, which are now included in discontinued operations as described in Note 3, represent balances arising from cash and margin transactions. Securities owned by customers are held as collateral for the receivable balances. Included in payable to customers are free credit balances of approximately $3,191,469 and $3,386,477 as of March 31, 2005, and 2004, respectively. Legg Mason pays interest on certain customer free credit balances held for investment purposes.

5.  Trading Assets and Liabilities

Securities positions used in Legg Mason’s trading activities, which are now included in discontinued operations as described in Note 3, consist of the following at March 31:

Trading Assets	2005	2004
U.S. government and agencies	$ 173,294	$ 101,483
Corporate debt	76,120	20,659
State and municipal bonds	181,997	125,198
Equity and other	4,712	8,573
Total	$ 436,123	$ 255,913

Trading Liabilities	2005	2004
U.S. government and agencies	$ 211,335	$ 94,019
Corporate debt	5,157	18,976
Equity and other	5,566	1,265
Total	$ 222,058	$ 114,260

At March 31, 2005 and 2004, Legg Mason had pledged securities owned of $2,031 and $1,219, respectively, as collateral to counterparties for securities loaned transactions, which can be sold or repledged by the counterparties.

6.  Investments

Legg Mason has investments, included in continuing operations, in debt and equity securities that are generally classified as available-for-sale and trading as described in Note 1.

Investments in continuing operations as of March 31, 2005 and 2004 are as follows:

	2005	2004
Investment securities:
Available-for-sale	$ 6,560	$ 6,908
Trading	61,090	26,999
VIE (1)	3,807	8,182
Other (2)	2,499	4,079
Total	$ 73,956	$ 46,168

(1)

Reflects trading assets of consolidated variable interest entities.  Trading liabilities, which are not material, are included in other non-current liabilities.

(2)

Includes investments in private equity and debt securities and non-trading securities, held by the Parent’s asset management subsidiaries, which do not have readily determinable fair values.

Exhibit 99

Legg Mason uses the specific identification method to determine the cost of a security sold and the amount reclassified from accumulated other comprehensive income into earnings. The proceeds and gross realized gains and losses from sales and maturities of available-for-sale and held-to-maturity investments are as follows:

	Years Ended March 31,
	2005	2004	2003
Available-for-sale:
Proceeds	$ 10,827	$ 16,105	$ 138,960
Gross realized gains	6	89	6
Gross realized losses	(21)	(5)	(92)
Held-to-maturity:
Proceeds	$ —	$ —	$ 116

Net unrealized gains from investment securities classified as trading in the 2005 and 2004 Consolidated Balance Sheets were $4,467 and $3,583, respectively.

Information regarding Legg Mason’s available-for-sale investments, categorized by maturity date, is as follows:

	March 31, 2005				March 31, 2004
	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Corporate debt:
Within one year	$ 1,724	$ 18	$ (13)	$ 1,729	$ 1,570	$ 2	$ (22)	$ 1,550
One to five years	681	—	(15)	666	810	12	(10)	812
Five to ten years	323	—	(5)	318	—	—	—	—
U.S. government and agency securities:
Within one year	150	—	—	150	—	—	—	—
One to five years	339	2	(1)	340	468	12	—	480
Five to ten years	484	25	—	509	17	—	—	17
Over ten years	1,969	7	(27)	1,949	2,627	72	(2)	2,697
Equities	731	273	(105)	899	1,166	284	(98)	1,352
Total	$ 6,401	$ 325	$ (166)	$ 6,560	$ 6,658	$ 382	$ (132)	$ 6,908

7.  Intangible Assets and Goodwill

SFAS No. 142 provides that goodwill is not amortized and the value of an identifiable intangible asset must be amortized over its useful life, unless the asset is determined to have an indefinite useful life. Goodwill and indefinite-life intangible assets are analyzed for impairment quarterly. Based upon analysis performed during fiscal 2005 and 2004, no impairment charges were recognized.  See Note 3 for information regarding intangible assets and goodwill included in discontinued operations.

The following tables reflect the components of intangible assets in continuing operations as of March 31:

	2005	2004
Amortizable Asset Management Contracts:
Cost	$ 376,523	$ 342,054
Accumulated amortization	(82,675)	(60,975)
Net	$ 293,848	$ 281,079
Indefinite-Life Intangible Assets:
Fund management contracts	$ 105,375	$ 105,234
Trade name	54,700	54,700
Total	$ 160,075	$ 159,934
Total Intangible Assets, net	$ 453,923	$ 441,013

Exhibit 99

Estimated amortization expense for each of the next five fiscal years is as follows:

2006	$ 23,380
2007	23,093
2008	22,510
2009	22,010
2010	21,681
Thereafter	181,174
Total	$ 293,848

 During the quarter ended December 31, 2004, Legg Mason purchased the Acquired Offices as described in Note 2. The increase in the cost of amortizable asset management contracts primarily reflects the value of the contracts acquired of $34,000.

During fiscal 2005, as a result of both Private Capital Management, L.P. (“PCM”) and Royce & Associates, LLC (“Royce”) meeting certain revenue levels as specified in the acquisition agreements, a maximum third anniversary payment of $400,000 was made to the former owners of PCM and a contingent payment of $100,000 was made to the former owners of Royce, which represented the maximum contingent amount due.

The increase in the carrying value of goodwill to $992,800 at March 31, 2005 primarily reflects $500,000 for additional purchase consideration described above and $20,008 related to the acquisition of the four offices of Scudder Private Investment Counsel. The goodwill related to the additional purchase consideration and the acquisition of the four offices is deductible for tax purposes.

8.  Equipment and Leasehold Improvements

Equipment consists primarily of communications and technology hardware and software and furniture and fixtures. Equipment and leasehold improvements from continuing operations are reported at cost, net of accumulated depreciation and amortization. As of March 31, 2005 and 2004, equipment and leasehold improvements from continuing operations are as follows:

	March 31, 2005	March 31, 2004
Equipment	$ 115,225	$ 88,423
Leasehold improvements	69,368	65,594
Total cost	184,593	154,017
Less: accumulated depreciation and amortization	(92,242)	(67,850)
Equipment and leasehold improvements, net	$ 92,351	$ 86,167

Depreciation and amortization are determined by use of the straight-line method. Equipment is depreciated over the estimated useful lives of the assets, generally ranging from three to eight years. Leasehold improvements are amortized over the term of the lease.  Maintenance and repair costs are expensed as incurred.  Depreciation and amortization expense for continuing operations was $23,046, $17,660, and $15,151 for 2005, 2004, and 2003, respectively, of which $3,728, $2,877 and $2,793 for 2005, 2004 and 2003, respectively, was allocated to discontinued operations to reflect the use of certain equipment and leasehold improvements by discontinued operations prior to the sale.

Depreciation and amortization expense from discontinued operations, including the amounts allocated from continuing operations, was $9,704, $8,647 and $11,321 for 2005, 2004, and 2003, respectively.  See Note 3 for equipment and leasehold improvements related to Assets and Liabilities of discontinued operations held for sale.

9.  Short-term Borrowings

Legg Mason obtains short-term financing on a secured and unsecured basis.   The secured financing is obtained through the use of securities lending agreements and secured bank loans, which are primarily collateralized by agency, corporate and equity securities.  This secured financing relates primarily to discontinued operations.

Legg Mason has a committed, unsecured revolving credit facility of $100,000 that matures on June 30, 2006, for general corporate purposes that may include short-term funding needs. The facility has restrictive covenants that require Legg Mason, among other things, to maintain specific levels of net worth and debt-to-equity ratios.  There were no borrowings outstanding under the facility as of March 31, 2005 and 2004.

Certain subsidiaries maintain lines of credit for general corporate purposes. Interest is generally based upon prevailing rates. In total, these lines of credit are not material to Legg Mason. There were no borrowings outstanding under these facilities as of March 31, 2005 and 2004.

Legg Mason has maintained compliance with the applicable covenants of these facilities.

Exhibit 99

10. Long-Term Debt

Long-term debt as of March 31, 2005 consists of the following:

	Current Accreted Value	Unamortized Discount	Maturity Amount
6.75% Senior notes	$ 424,469	$ 531	$ 425,000
Zero-coupon contingently convertible senior notes	266,736	278,549	545,285
6.50% Senior notes	99,959	41	100,000
Term loan	20,000	—	20,000
	$ 811,164	$ 279,121	$ 1,090,285

On July 2, 2001, Legg Mason issued $425,000 principal amount of senior notes due July 2, 2008, which bear interest at 6.75%. The notes were sold at a discount to yield 6.80%. The net proceeds of the notes were approximately $421,000, after payment of debt issuance costs.

On June 6, 2001, Legg Mason issued $567,285 principal amount at maturity of zero-coupon contingent convertible senior notes due on June 6, 2031. The convertible notes were issued in a private placement to qualified institutional buyers at an initial offering price of $440.70 per $1,000 principal amount at maturity.  The discounted price reflects a yield to maturity of 2.75% per year. Legg Mason is amortizing the issue discount as interest expense using the effective interest method over the term of the convertible notes. The net proceeds of the offering were $244,375, after payment of debt issuance costs. During the quarter ended December 31, 2003, the price of Legg Mason’s common stock exceeded the conversion trigger price of $48.77 for at least 20 trading days in the last 30 trading days of the quarter. As a result, each note became convertible into 11.5593 shares of Legg Mason’s common stock, subject to adjustment, commencing on January 2, 2004. During February 2005, notes aggregating $22,000 principal amount at maturity were converted into 254 shares, which reduced the principal amount at maturity to $545,285. As of March 31, 2005, the outstanding notes may result in the issuance of up to an additional 6.3 million shares. Legg Mason may redeem the convertible notes for cash on or after June 6, 2006 at their accreted value; however the notes may be converted prior to any redemption. In addition, Legg Mason may be required to repurchase the convertible notes at their accreted value, at the option of the holders, on June 6, 2005, 2007, 2011 and every five years thereafter until 2026 or upon a change in control of Legg Mason that occurs on or before June 6, 2006.  Such repurchases can be paid in cash, shares of Legg Mason’s common stock or a combination of both. No notes were tendered for repurchase on June 6, 2005.

Legg Mason also has outstanding $100,000 principal amount of senior notes due February 15, 2006, which bear interest at 6.50%. The notes were issued at a discount to yield 6.57%.

In April 2004, Western Asset Management, a subsidiary of Legg Mason, entered into a $20,000 term loan agreement with a commercial bank to finance tenant improvements on real property at its new headquarters. The loan bears interest at 4.19% and is collateralized by the property and equipment of Western, with a maturity date of October 2010. Western is required to maintain a compensating balance over the life of the loan beginning with $5,000 at the funding date and decreasing to zero at a predetermined rate. This compensating balance is not legally restricted; however, failure to maintain the appropriate balance will result in additional bank charges and possible acceleration of the maturity if such charges are not paid. The loan also provides for restrictive covenants at the subsidiary relating to the maintenance of specified financial performance ratios such as tangible net worth and debt service coverage.

Legg Mason has maintained compliance with the applicable covenants of these facilities. Except for the term loan, Legg Mason issued long-term debt primarily to fund asset management acquisitions.

At March 31, 2005, Legg Mason had $1.25 billion available for the issuance of additional debt or equity securities pursuant to a shelf registration statement.

     As of March 31, 2005, the aggregate maturities of long-term debt (current accreted value of $811,164), based on their contractual terms, are as follows:

2006	$ 103,017
2007	3,429
2008	3,577
2009	428,733
2010	3,895
Thereafter	547,634
Total	$ 1,090,285

11.  Commitments and Contingencies

Legg Mason leases office facilities and equipment under non-cancelable operating leases and also has multi-year agreements for data processing and other services. These leases and service agreements expire on varying dates through fiscal 2021.

Exhibit 99

Certain leases provide for renewal options and contain escalation clauses providing for increased rentals based upon maintenance, utility and tax increases.

As of March 31, 2005, the minimum annual aggregate rentals are as follows:

	Continuing Operations	Discontinued Operations	Total
2006	$ 34,495	$ 34,070	$ 68,565
2007	27,323	29,965	57,288
2008	25,877	26,615	52,492
2009	24,906	22,459	47,365
2010	19,739	13,735	33,474
Thereafter	62,062	20,726	82,788
Total	$ 194,402	$ 147,570	$ 341,972

The minimum rental commitments shown above have not been reduced by $13,344 for continuing operations and $1,105 for discontinued operations of minimum sublease rentals to be received in the future under non-cancelable subleases. The table above also does not include aggregate rental commitments of $63 for furniture and equipment under capital leases.

Rental expense, under all operating leases and service agreements, for continuing operations was $27,711, $23,209, and $23,201 for fiscal 2005, 2004 and 2003, respectively.  Rental expense, under all operating leases and service agreements, for discontinued operations was $43,733, $41,453, and $42,080 for fiscal 2005, 2004 and 2003, respectively.  Rental expense for continuing operations is net of any sublease income received of $56, $223 and $500 for fiscal 2005, 2004 and 2003, respectively.  Rental expense for discontinued operations is net of any sublease income received of $910, $935 and $685 for fiscal 2005, 2004 and 2003, respectively.

As of March 31, 2005 and 2004, Legg Mason had commitments to invest $9,182 and $18,055, respectively, in limited partnerships that make private investments. These commitments will be funded as required through the end of the respective investment periods ranging from fiscal 2006 to 2011.

As of March 31, 2005, Legg Mason has contingent payment obligations related to acquisitions. These payments are payable through fiscal 2007 and will not exceed $326,300.

In the normal course of business, Legg Mason enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. Legg Mason’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Legg Mason that have not yet occurred.

Legg Mason has been the subject of customer complaints and has also been named as a defendant in various legal actions arising primarily from securities brokerage, asset management and investment banking activities, including certain class actions, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. Legg Mason is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with SFAS No. 5 “Accounting for Contingencies,” Legg Mason has established provisions for estimated losses from pending complaints, legal actions, investigations and proceedings. While the ultimate resolution of these matters cannot be currently determined, in the opinion of management, after consultation with legal counsel, Legg Mason does not believe that the resolution of these actions will have a material adverse effect on Legg Mason’s financial condition. However, the results of operations could be materially affected during any period if liabilities in that period differ from Legg Mason’s prior estimates, and Legg Mason’s cash flows could be materially affected during any period in which these matters are resolved.

Starting in September 2003, we have responded to inquiries from the office of the New York Attorney General and the Securities and Exchange Commission relating to their industry-wide mutual fund probes. Legg Mason Wood Walker has been cooperating with two separate investigations undertaken by the Securities and Exchange Commission staff (the “Staff”) that arose out of those inquiries. One investigation is ongoing, and we are not currently able to predict the outcome of that investigation, or to predict what effect, if any, that investigation will have on our business or results of operations. With respect to the Staff’s other investigation, Legg Mason Wood Walker is in negotiations with the Staff to resolve all aspects of that investigation and recorded a $1.2 million charge in the September 2004 quarter. While no settlement with the Securities and Exchange Commission has been reached and no assurance can be given that this matter will be settled consistent with the amount reserved, we do not expect that a settlement of that investigation will be material to Legg Mason’s business and results of operations.

On October 3, 2003, a federal district court jury rendered an approximately $19,700 verdict against Legg Mason in a civil copyright lawsuit. That verdict was confirmed in a subsequent judgment in the case. As a result of the verdict and subsequent judgment, in fiscal year 2004 Legg Mason increased its provision for this litigation by approximately $19,000. We also reclassified $1,500 in our statement of earnings for fiscal year 2004 and $150 in our statement of earnings for fiscal year 2003 from Other expense to Litigation award charge so that the entire amount of charges recorded in fiscal year 2004 and fiscal year 2003 in connection with this litigation is reflected in Litigation award charge. Legg Mason has appealed the judgment, and the appeal is pending before the U.S. Court of Appeals for the Fourth Circuit.

The ultimate costs of litigation-related charges can vary significantly from period to period, depending on factors such as market conditions, the size and volume of customer complaints and claims, including class action suits and recoveries from

Exhibit 99

indemnification, contribution or insurance reimbursement. As of March 31, 2005 and 2004, Legg Mason’s liability for losses and contingencies was $27,000 and $31,800, respectively. A significant portion of the outstanding liability is due to the civil copyright infringement lawsuit discussed above.   During fiscal 2005, 2004 and 2003, Legg Mason recorded litigation-related charges for continuing operations of approximately $2,500, $21,100 (which includes $19,000 related to the civil copyright lawsuit) and $2,000, respectively (net of recoveries of $5,300 and $50 in fiscal 2005 and 2003, respectively). During fiscal 2005, 2004 and 2003, Legg Mason recorded litigation-related charges for discontinued operations of approximately $5,500, $6,800 and $7,400, respectively (net of recoveries of $600, $600 and $350 in fiscal 2005, 2004 and 2003, respectively).  During the same periods, the liability was reduced for settlement payments of approximately $18,700, $5,900 and $15,700, respectively.

12.  Income Taxes

The components of income tax expense from continuing operations are as follows:

	2005	2004	2003
Federal	$ 149,727	$ 101,370	$ 61,864
Foreign	8,612	3,832	1,619
State and local	16,995	9,021	4,405
	$ 175,334	$ 114,223	$ 67,888
Current	$ 136,068	$ 118,836	$ 52,563
Deferred	39,266	(4,613)	15,325
Total	$ 175,334	$ 114,223	$ 67,888

A reconciliation of the difference between the effective income tax rate and the statutory federal income tax rate for continuing operations is as follows:

	2005	2004	2003
Taxes at statutory rates	$164,765	$105,547	$63,421
State income taxes, net of federal income tax benefit	11,046	5,864	2,863
Foreign losses with no tax benefit	383	268	845
Differences in tax rates applicable to non-U.S. earnings	(1,579)	(499)	255
Other non-deductible expenses	528	1,007	509
Other, net	191	2,036	(5)
Total	$175,334	$114,223	$67,888

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Legg Mason’s deferred tax assets and liabilities are as follows:

	2005	2004
Deferred tax assets:
Accrued compensation and benefits	$ 57,900	$ 31,420
Accrued expenses	17,750	17,329
Depreciation	—	804
Operating loss carryforwards	8,703	13,967
Capital loss carryforwards	13,201	12,106
Other	—	1,011
Valuation allowance	(22,953)	(25,341)
Total	$ 74,601	$ 51,296

	2005	2004
Deferred tax liabilities:
Depreciation	$ 3,101	$ —
Deferred expenses	—	555
Deferred income	186	(829)
Business combinations	6,721	6,792
Amortization	88,908	38,269
Imputed interest	18,916	12,526
Other	2,053	—
Total	$ 119,885	$ 57,313

Exhibit 99

At March 31, 2005 and 2004, the current portion of the deferred tax asset was $23,147 and $19,204, respectively, and the non-current portion of the deferred tax asset was $51,454 and $32,092, respectively.  The deferred tax liability was predominately non-current.

At March 31, 2005, Legg Mason has U.S. state net operating loss carryforwards totaling $1,471 expiring in various years after 2010. In addition, Legg Mason has non-U.S. net operating loss and capital loss carryforwards of $7,232 and $13,201, respectively, which can be carried forward indefinitely.

At March 31, 2005 and 2004, Legg Mason recorded a valuation allowance for certain deferred tax assets related to U.S. state net operating loss, and non-U.S. net operating and capital loss carryforwards established in accordance with SFAS No. 109, “Accounting for Income Taxes,” as it is management’s opinion that it is more likely than not that these benefits may not be realized.

Legg Mason intends to reinvest cumulative undistributed earnings of its non-U.S. subsidiaries in non-U.S. operations. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Legg Mason’s non-U.S. operations. It is not practical to determine the U.S. federal income tax liability, if any, that would be payable if such earnings were not reinvested indefinitely.

13. Employee Benefits

Legg Mason, through its subsidiaries, maintains various defined contribution plans covering substantially all employees. Through its primary plan, Legg Mason makes discretionary contributions and matches 50% of employee 401(k) contributions up to 6% of employee compensation with a maximum of three thousand dollars per year. Contributions charged to operations, a significant portion of which is reflected in discontinued operations, amounted to $41,167, $33,095 and $26,779 in fiscal 2005, 2004 and 2003, respectively. In addition, employees can make voluntary contributions under certain plans.

14. Capital Stock

At March 31, 2005, the authorized numbers of common, preferred and exchangeable shares were 250 million, 4 million and an unlimited number, respectively. In addition, at March 31, 2005 and 2004, there were 17.5 million and 15.4 million shares of common stock, respectively, reserved for issuance under Legg Mason’s equity plans and 2.7 million and 2.9 million common shares, respectively, reserved for exchangeable shares issued in connection with the acquisition of Legg Mason Canada Inc. All outstanding exchangeable shares are exchangeable at any time by the holder on a one-for-one basis into shares of our common stock and are included in basic shares outstanding. Additionally, at March 31, 2005, Legg Mason has approximately 6.3 million shares of common stock reserved for issuance upon conversion of the zero-coupon contingent convertible senior notes.

Changes in common stock and shares exchangeable into common stock for the three years ended March 31, 2005 are as follows:

	Years Ended March 31,
	2005	2004	2003
Common Stock
Beginning balance	66,549	64,827	64,444
Shares issued for:
Stock option exercises	2,294	1,850	496
Deferred compensation trust	244	193	256
Deferred compensation	197	100	280
Exchangeable shares	260	368	176
Shares retired	(735)	(789)	(885)
Stock split	33,274	—	—
Stock issuance	4,600	—	—
Business purchase	—	—	60
Ending balance	106,683	66,549	64,827
Shares Exchangeable into Common Stock
Beginning balance	1,951	2,319	2,495
Exchanges	(245)	(368)	(176)
Stock split	960	—	—
Ending balance	2,666	1,951	2,319

Dividends declared per share were $0.550, $0.373 and $0.287 for fiscal 2005, 2004 and 2003, respectively.  Dividends declared but not paid at March 31, 2005, 2004 and 2003 were $16,398, $10,289 and $7,374, respectively.

During the fiscal year ended March 31, 2002, the Board of Directors approved a stock repurchase plan. Under this plan, Legg Mason is authorized to repurchase up to 4.5 million shares on the open market at its discretion. During the fiscal years ended March 31, 2005, 2004 and 2003, Legg Mason repurchased and retired 735 shares for $40,729, 1,184 shares for $65,399 and 1,327 shares for $41,963, respectively.

Exhibit 99

On July 20, 2004 Legg Mason declared a three-for-two stock split, paid as a dividend on September 24, 2004 to stockholders of record on September 8, 2004. Accordingly, all share and per share information has been retroactively restated to reflect the stock split, except for the common stock and additional paid-in capital presented in the Consolidated Balance Sheets, Consolidated Statements of Changes in Stockholders’ Equity, and the table above.

On December 15, 2004, Legg Mason sold 4.6 million shares of common stock at $70.30 per share, less underwriting fees, for net proceeds of approximately $311,000.

15.  Employee Stock Option Plans

At March 31, 2005, 24 million shares were authorized to be issued under Legg Mason’s equity incentive stock plans. Options under Legg Mason’s employee stock plans have been granted at prices not less than 100% of the fair market value. Options are generally exercisable in equal increments over 3 to 5 years and expire within 5 to 10 years from the date of grant. See Note 1 for a further discussion of stock-based compensation.

   Stock option transactions under the plans during the three years ended March 31, 2005 are summarized below:

	Number of Shares	Weighted- Average Exercise Price Per Share
Options outstanding at March 31, 2002	13,518	$ 25.30
Granted	2,154	26.91
Exercised	(753)	13.93
Canceled	(499)	30.77
Options outstanding at March 31, 2003	14,420	$ 25.95
Granted	816	45.91
Exercised	(2,843)	21.77
Canceled	(557)	30.85
Options outstanding at March 31, 2004	11,836	$ 28.09
Granted	530	53.01
Exercised	(2,085)	22.67
Canceled	(168)	33.71
Options outstanding at March 31, 2005	10,113	$ 30.42

Options outstanding related to continuing operations:	6,745
Options outstanding related to discontinued operations:	3,368
Options outstanding at March 31, 2005	10,113

The following information summarizes Legg Mason’s stock options outstanding at March 31, 2005:

Exercise Price Range	Option Shares Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (in years)
$ 4.20 – $22.00	2,214	$ 19.74	2.8
22.01 – 27.00	2,453	25.47	4.2
27.01 – 35.00	2,586	32.35	4.0
35.01 – 77.72	2,860	41.21	4.8

At March 31, 2005, 2004 and 2003, options were exercisable on 6,293, 6,245, and 6,783 shares, respectively, and the weighted average exercise prices were $27.33, $24.57 and $22.02, respectively.

Exhibit 99

The following information summarizes Legg Mason’s stock options exercisable at March 31, 2005:

Exercise Price Range	Option Shares Exercisable	Weighted- Average Exercise Price Per Share
$ 4.20 – $22.00	2,066	$ 19.68
22.01 – 27.00	1,390	24.83
27.01 – 35.00	1,525	32.27
35.01 – 77.72	1,312	36.28

Legg Mason also has a stock option plan for non-employee directors. Options granted under the plan are immediately exercisable at a price equal to the fair value of the shares on the date of grant. Options issuable under the plan, limited to 1.65 million shares in aggregate, have a term of not more than ten years from the date of grant. At March 31, 2005, options on 1,045 shares have been granted, of which 592 are currently outstanding.

16. Deferred Compensation Stock Trust

In accordance with EITF Issue 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts are Held in a Rabbi Trust and Invested,” assets of rabbi trusts are to be consolidated with those of the employer, and the value of the employer’s stock held in the rabbi trusts should be classified in stockholders’ equity and generally accounted for in a manner similar to treasury stock. Therefore, the shares Legg Mason has issued to its rabbi trust and the corresponding liability related to the deferred compensation plans are presented as components of stockholders’ equity as Employee stock trust and Deferred compensation employee stock trust, respectively. Shares held by the trust at March 31, 2005 and 2004 were 4,945 and 5,091, respectively.

17.  Off-Balance Sheet Risk and Concentration of Credit

In the normal course of business, Legg Mason executes, settles and finances customer and proprietary securities transactions. These activities, which are now included in discontinued operations as described in Note 3, expose Legg Mason to off-balance sheet risk in the event that customers or other parties fail to satisfy their obligations.

Securities transactions generally settle within three business days of trade date. Should a customer or broker fail to deliver cash or securities as agreed, Legg Mason may be required to purchase or sell securities at unfavorable market prices.

Legg Mason extends credit to customers, collateralized by cash and securities, subject to regulatory and internal requirements. Customer margin transactions include purchases of securities, sales of securities not yet purchased and purchases and sales of option contracts. Legg Mason continually monitors compliance with margin requirements and requests customers to deposit additional collateral or reduce positions when necessary. Such transactions expose Legg Mason to risk in the event that margin deposits are insufficient to fully cover customer losses.

Legg Mason invests in short-term resale agreements collateralized by U.S. government and agency securities. The collateral securities are generally delivered either to Legg Mason, or in the case of tri-party resale agreements, to a custodian bank. Such transactions expose Legg Mason to risk in the event the counterparty does not repurchase the securities and the value of the collateral held is less than the underlying receivable. Legg Mason monitors the value of the collateral daily and requests additional collateral when necessary. Legg Mason borrows and lends securities to finance transactions and facilitate the settlement process, utilizing both firm proprietary positions and customer margin securities held as collateral. In addition, Legg Mason engages in conduit securities borrowing and lending activities in which it acts as an agent to facilitate settlement for other institutions. In both firm and conduit transactions, Legg Mason deposits or receives cash generally equal to 102% of the market value of the securities exchanged and monitors the adequacy of collateral levels on a daily basis. Legg Mason sells securities it does not currently own, and is obligated to subsequently purchase such securities at prevailing market prices. Legg Mason is exposed to risk of loss if securities prices increase prior to closing the transactions.

Legg Mason periodically borrows funds from financial institutions on a collateralized basis, utilizing customer margin securities. Should the counterparty fail to return customer securities pledged, Legg Mason is subject to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations.

Legg Mason’s customer financing and securities lending activities require Legg Mason to pledge customer securities as collateral for various financing sources such as bank loans and securities lending. At March 31, 2005, Legg Mason had approximately $1.4 billion of customer securities under customer margin loans that are available to be repledged, of which Legg Mason has repledged approximately $61,184 under securities loan agreements. In addition, Legg Mason has received collateral of approximately $762,947 under securities borrowings agreements, of which Legg Mason has repledged approximately $560,546. Legg Mason has also received collateral of approximately $2.5 billion under reverse repurchase agreements for its customer reserve requirement, none of which has been repledged.

Exhibit 99

18.  Variable Interest Entities

As described in Note 1, FIN 46-R requires the consolidation of VIEs for which Legg Mason is the primary beneficiary. In the normal course of its business activities, Legg Mason is the collateral manager of collateralized debt obligation entities, the general partner, and in some cases a limited partner, in investment partnerships and the investment manager and/or managing member in limited liability companies, trusts and offshore investment vehicles. Accordingly, Legg Mason may obtain variable interests in the VIEs that it manages. These entities are investment vehicles and include many types of investment strategies including real estate, equity and fixed income portfolios. For its services, Legg Mason is entitled to receive management fees and may be eligible, under certain circumstances, to receive additional subordinate management fees or other incentive fees. Legg Mason did not sell or transfer assets to any of the VIEs. Legg Mason’s exposure to risk in these entities is generally limited to any equity investment it has made or is required to make and any earned but uncollected management fees. Legg Mason does not issue any performance guarantees to these VIEs or its investors. Uncollected management fees from these VIEs were not material at March 31, 2005.

In determining whether it is the primary beneficiary of these VIEs, Legg Mason considers both qualitative and quantitative factors such as the voting rights of the equity holders, economic participation of all parties, including how fees are earned by and paid to Legg Mason, related party ownership and guarantees. In determining the primary beneficiary, Legg Mason must make assumptions and estimates about, among other things, the future performance of the underlying assets held by the VIE, including investment returns, cash flows and credit risks. These assumptions and estimates have a significant bearing on the determination of the primary beneficiary. If Legg Mason’s assumptions or estimates were to be materially incorrect, Legg Mason might be required to consolidate additional VIEs. Consolidation of these VIEs would result in an increase to assets with a corresponding increase in liabilities on the Consolidated Balance Sheets and an increase in net revenues with a corresponding increase in expenses on the Consolidated Statements of Income.

During April 2004, we provided a $1,200 subordinated loan to an unaffiliated entity, which became the sole equity investor in a VIE. The VIE simultaneously issued $31,583 of debt instruments to third-party investors. As a result of our loan to the sole equity investor in the VIE, we considered ourselves the primary beneficiary of the VIE, and we were required to consolidate this entity as of, and for the six months ended, September 30, 2004. In October 2004, the subordinated loan was repaid and, as a result, we are no longer required to consolidate this VIE.  The results of operations, which are included in discontinued operations, of this consolidated VIE was not material to Legg Mason.

At March 31, 2005 and 2004, Legg Mason was required to consolidate two investment trusts solely due to the underlying ownership of these entities being comprised of employees’ interests.  Legg Mason does not have a corporate ownership interests in these entities and, as such, the net equity of these entities is reflected as minority interest in Other Liabilities on the Consolidated Balance Sheets.  Legg Mason's Consolidated Balance Sheet at March 31, 2005 includes $3,814 of assets attributable to consolidated VIE's, which primarily includes $3,807 in investments, and $3,814 of other liabilities attributable to consolidated VIE's, which primarily includes $3,779 in minority interest.  See Note 6 for Investments related to consolidated VIE's.  Legg Mason’s assets, exclusive of the assets of the consolidated VIEs, are not available to Legg Mason’s creditors.  The results of operations, which are included in continuing operations, of these consolidated VIEs were not material to Legg Mason.

FIN 46-R also requires the disclosure of VIEs in which Legg Mason is considered to have a significant variable interest. In determining whether a variable interest is significant, Legg Mason considers the same factors as described above for determination of the primary beneficiary. As of March 31, 2005 and March 31, 2004, Legg Mason has a significant variable interest in, but is not the primary beneficiary of, two limited partnerships and one real estate investment trust with total assets of $431,355 and $281,952 respectively. Legg Mason has equity investments in these entities of $19,818 and $11,038 respectively and has future capital commitments of $5,687 and $12,983, respectively. The date of the earliest involvement with these entities was April 1996. The results of operations of these entities were not material to Legg Mason.

19.  Regulatory Requirements

The Parent’s broker-dealer subsidiaries, which are predominately included in discontinued operations as explained in Note 3, are subject to the Securities and Exchange Commission’s Uniform Net Capital Rule. The rule provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would fall below specified levels. As of March 31, 2005, the broker-dealer subsidiaries had aggregate net capital, as defined, of $388.9 million, which exceeded required net capital by $364.6 million. Net capital for each broker-dealer subsidiary exceeded the required net capital.

The Parent’s principal broker-dealer subsidiary must maintain a separate account for the exclusive benefit of customers in accordance with Securities and Exchange Commission Rule 15c3-3, as determined by periodic computations. The rule allows the broker-dealer to maintain the required amounts in cash or qualified securities. As of March 31, 2005, the amount segregated under rule 15c3-3 was $2.5 billion.

The Parent’s trust subsidiary is subject to the requirements of the Office of Thrift Supervision, which requires compliance with regulatory capital standards. As of March 31, 2005, the trust subsidiary met all capital adequacy requirements to which it is subject.

Certain of our foreign subsidiaries are also subject to the requirements of local regulatory agencies. These subsidiaries met their respective capital adequacy requirements.

Exhibit 99

20.  Business Segment Information

Legg Mason currently operates through the following business segments: Asset Management, Private Client and Capital Markets.  In September 2003, we sold the mortgage banking and servicing operation of LMRES, which had been previously reported in a fourth segment: Other.  Consolidated results for fiscal 2003 have been restated to reflect the historical results of the sold business as discontinued operations and the remaining operations of LMRES in Capital Markets.  In addition, as a result of the transaction with Citigroup as described in Note 3 and Note 21, the Asset Management segment is now reported as continuing operations and the Private Client and Capital Markets segments as discontinued operations.  The corporate revenues and expenses that are not allocated to the business segments are reported separately as Corporate. Business segment classifications are based upon factors such as the services provided and distribution channels utilized. Certain services that Legg Mason offers are provided to clients through more than one of its business segments. Legg Mason allocates certain common income and expense items among its business segments based upon various methodologies and factors. These methodologies are by their nature subjective and are reviewed periodically by management. Business segment results may reflect reallocations of revenues and expenses that result from changes in methodologies, but any reallocations will have no effect on our consolidated results of operations.  As a result of discontinued operations, Parent company interest income and expense and certain general corporate overhead costs, previously allocated to all segments, are now included in Corporate as continuing operations.  All periods presented have been revised to reflect this change.  There were no other material changes in methodologies during fiscal 2005.

Continuing Operations

Business segment financial results are as follows:

	2005	2004	2003
Operating Revenues:
Asset Management	$ 1,570,700	$ 1,153,076	$ 803,146
Corporate	—	—	—
Total	$ 1,570,700	$ 1,153,076	$ 803,146

Income before income tax provision:
Asset Management	$ 471,699	$ 325,578	$ 183,113
Corporate	(941)	(24,015)	(1,911)
Total	$ 470,758	$ 301,563	$ 181,202

Legg Mason analyzes its assets on a consolidated basis and, therefore, does not provide asset information by segment.

Legg Mason principally operates in the United States, United Kingdom and Canada.  Revenues and expenses for geographical purposes are generally allocated based on the location of the office providing the services.

Results by geographic region are as follows:

	2005	2004	2003
Operating Revenues:
United States	$ 1,444,688	$ 1,067,596	$ 749,212
United Kingdom	103,354	61,924	31,691
Canada	17,704	22,227	22,021
Other	4,954	1,329	222
Total	$ 1,570,700	$ 1,153,076	$ 803,146

Income before income tax provision:
United States	$ 441,358	$ 285,963	$ 176,315
United Kingdom	33,362	12,258	(2,215)
Canada	(433)	4,107	7,342
Other	(3,529)	(765)	(240)
Total	$ 470,758	$ 301,563	$ 181,202

Asset Management provides investment advisory services to institutional and individual clients and to company-sponsored investment funds. The primary sources of operating revenue in Asset Management are investment advisory, distribution, and various administrative fees, which typically are calculated as a percentage of the assets in the account and vary based upon factors such as the type of underlying investment product, the amount of assets under management and the type of services that are provided. In addition, performance fees may be earned on certain investment advisory contracts for exceeding performance benchmarks. Distribution fees earned on company-sponsored investment funds are reported in Asset

Exhibit 99

Management as gross distribution fee revenue with a corresponding distribution expense reflective of Legg Mason’s continuing role as funds’ distributor.  Revenues from Asset Management tend to be more stable than those from Private Client and Capital Markets because they are less affected by changes in securities market conditions.

The corporate revenues and expenses that are not allocated to the business segments are reported separately as Corporate. Additionally, as a result of discontinued operations, Corporate loss before Income Tax Provision includes $3.1, $4.9 and $1.0 million in fiscal 2005, 2004 and 2003, respectively, representing Parent company firm interest income and expense and general corporate revenues and overhead costs which were previously allocated to all segments.

Discontinued Operations

Business segment financial results are as follows:

	2005	2004	2003
Net Revenues:
Private Client	$ 727,888	$ 670,269	$ 580,902
Capital Markets	306,653	290,986	262,636
Other	-	14,636	27,949
	1,034,541	975,891	871,487
Reclassification (1)	(178,175)	(148,534)	(113,022)
Total	$ 856,366	$ 827,357	$ 758,465

Income before Income Tax Provision:
Private Client	$ 132,785	$ 117,030	$ 73,189
Capital Markets	55,164	53,716	52,465
Other	-	877	1,464
Total	$ 187,949	$ 171,623	$ 127,118

(1) Represents distribution fees from proprietary mutual funds, historically reported in Private Client, that have been reclassified to Asset Management as distribution fee revenue, with a corresponding distribution expense,

to reflect Legg Mason's continuing role as funds’ distributor.

Results by geographic region are as follows:

	2005	2004	2003
Net Revenues:
United States	$ 833,950	$ 812,880	$ 744,789
United Kingdom	5,449	2,155	3,225
Other	16,967	12,322	10,451
Total	$ 856,366	$ 827,357	$ 758,465

Income before income tax provision:
United States	$ 186,462	$ 168,362	$ 124,156
United Kingdom	437	274	416
Other	1,050	2,987	2,546
Total	$ 187,949	$ 171,623	$ 127,118

Private Client distributes a wide range of financial products through its branch distribution network, including equity and fixed income securities, proprietary and non-affiliated mutual funds and annuities. The primary sources of net revenues for Private Client are commissions and principal credits earned on equity and fixed income transactions in customer brokerage accounts, distribution fees earned from mutual funds, fee-based account fees and net interest from customers’ margin loan and credit account balances. Sales credits associated with underwritten offerings initiated in the Capital Markets segment are reported in Private Client when sold through its branch distribution network.

Capital Markets consists of our equity and fixed income institutional sales and trading and corporate and public finance investment banking. The primary sources of revenues for equity and fixed income institutional sales and trading include commissions and principal credits on transactions in both corporate and municipal products. Legg Mason maintains proprietary fixed income and equity securities inventory primarily to facilitate customer transactions and recognizes trading profits and losses from proprietary trading activities. Investment banking revenues include underwriting and advisory fees from private placements and mergers and acquisitions. Sales credits associated with underwritten offerings are reported in Capital Markets when sold through institutional distribution channels. The results of this business segment also include

Exhibit 99

realized and unrealized gains and losses on investments acquired in connection with merchant and investment banking activities.

21. Subsequent Events (Unaudited)

On June 23, 2005, Legg Mason and Citigroup entered into an agreement in which Legg Mason agreed to acquire the ownership interests in Citigroup subsidiaries that constitute substantially all of Citigroup’s worldwide asset management business in exchange for the ownership interests in Legg Mason subsidiaries that constitute our PC/CM businesses and other consideration.

     Under the terms of the Citigroup deal that was consummated on December 1, 2005, Legg Mason, in addition to selling the PC/CM businesses, issued Citigroup approximately 5.4 million shares of common stock and non-voting convertible preferred stock, which is convertible upon sale into 13.3 million shares of common stock, and approximately $500 million in cash funded through a five-year loan facility in exchange for substantially all of Citigroup’s worldwide asset management business.  In addition, the agreement provides for a purchase price adjustment that may increase the price of Citigroup’s worldwide asset management business by up to $300 million based on the retention of certain assets under management nine months after the closing.  Any increase in the price adjustment will be settled by adjusting the outstanding amount under the five-year loan facility or similar note.  Legg Mason expects that the transaction will result in an approximately $1.1 billion gain from the sale of PC/CM (approximately $700 million after tax), subject to adjustment.

Exhibit 99

Quarterly Financial Data(1)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Quarter Ended
Fiscal 2005	Mar. 31	Dec. 31	Sept. 30	Jun. 30
Operating Revenues	$ 436,986	$ 410,871	$ 373,611	$ 349,232
Operating Expenses	294,818	286,027	260,243	240,495
Operating Income	142,168	124,844	113,368	108,737
Other Income (Expense)	(4,434)	477	(6,702)	(7,700)
Income from Continuing Operations before Income Tax Provision	137,734	125,321	106,666	101,037
Income tax provision	51,710	46,281	40,016	37,327
Income from Continuing Operations	86,024	79,040	66,650	63,710
Income from discontinued operations, net of taxes	31,621	33,670	25,012	22,704
Net Income	$ 117,645	$ 112,710	$ 91,662	$ 86,414
Net Income per Common Share:
Basic:
Income from continuing operations	$ 0.80	$ 0.77	$ 0.65	$ 0.63
Income from discontinued operations	0.29	0.33	0.25	0.22
Diluted:
Income from continuing operations	0.72	0.69	0.59	0.56
Income from discontinued operations	0.26	0.29	0.22	0.20
Cash dividend per share	0.15	0.15	0.15	0.10
Stock price range:
High	85.07	73.70	60.84	66.40
Low	68.10	52.48	48.95	55.67

As of May 25, 2005, the closing price of Legg Mason’s common stock was $81.67.

	Quarter Ended
Fiscal 2004	Mar. 31	Dec. 31	Sept. 30	Jun. 30
Operating Revenues	$ 347,125	$ 310,590	$ 266,848	$ 228,513
Operating Expenses	237,452	217,140	205,374	166,862
Operating Income	109,673	93,450	61,474	61,651
Other Income (Expense)	(5,755)	(4,240)	(8,874)	(5,816)
Income from Continuing Operations before Income Tax Provision	103,918	89,210	52,600	55,835
Income tax provision	38,750	34,353	19,809	21,311
Income from Continuing Operations	65,168	54,857	32,791	34,524
Income from discontinued operations, net of taxes	26,757	25,976	27,368	23,842
Gain on sale of discontinued operations, net of taxes	-	-	6,481	-
Net Income	$ 91,925	$ 80,833	$ 66,640	$ 58,366
Net Income per Common Share:
Basic:
Income from continuing operations	$ 0.65	$ 0.54	$ 0.33	$ 0.35
Income from discontinued operations	0.26	0.26	0.28	0.24
Gain on sale of discontinued operations	-	-	0.06	-
Diluted:
Income from continuing operations	0.57	0.48	0.29	0.32
Income from discontinued operations	0.23	0.23	0.24	0.21
Gain on sale of discontinued operations	-	-	0.06	-
Cash dividend per share	0.10	0.10	0.10	0.07
Stock price range:
High	63.61	56.77	51.47	44.67
Low	51.77	48.25	43.18	32.47

 (1)

Adjusted to reflect September 2004 stock split. Diluted earnings per share have been restated as required by EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” where applicable.  Due to rounding of quarterly results, total amounts for each fiscal year may differ immaterially from the annual results.